Filed Pursuant to Rule 424(b)(5)
File No. 333-163050

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 16, 2009)

U.S.$750,000,000

Republic of Panama

4.30% Global Bonds due 2053

The Republic of Panama (the “Republic” or “Panama”) will pay interest on the 4.30% Global Bonds due 2053 (the “global bonds”) semi-annually on April 29 and October 29 of each year, beginning on October 29, 2013. Panama will pay the principal of the global bonds in three equal annual installments on April 29 of each year, commencing on April 29, 2051. The global bonds will mature on April 29, 2053.

The global bonds are direct, unconditional, unsecured and general obligations of the Republic. Panama has pledged its full faith and credit for the due and punctual payment of principal of, and premium and interest on, the global bonds.

Panama may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice to the holders on the terms described under “Description of the Global Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

The global bonds will be designated Collective Action Securities and, as such, will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to a significant proportion of the Republic’s outstanding Public External Indebtedness. Under these provisions, which are described in the sections entitled “Description of the Global Bonds—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus, the Republic may amend the payment provisions of the global bonds and certain other terms with the consent of the holders of 75% of the aggregate principal amount of the outstanding global bonds.

Application has been made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds trade on the Euro MTF Market of the Luxembourg Stock Exchange.

See “Risk Factors” beginning on page S-9 to read about certain risks you should consider before investing in the global bonds.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities regulators have approved or disapproved the global bonds or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Global Bond	Total
Public Offering Price(1)	100%	$750,000,000
Underwriting Discounts and Commissions	0.065%	$487,500
Proceeds to the Republic of Panama	99.935%	$749,512,500

(1)	Plus accrued interest, if any, from April 29, 2013 if settlement occurs after that date.

BofA Merrill Lynch	Credit Suisse

The date of this prospectus supplement is April 22, 2013.

Panama has only provided you with the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Panama has not authorized anyone to provide you with different information. Panama is not making an offer of the global bonds in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

SUMMARY

This summary should be read as an introduction to this prospectus supplement and the accompanying prospectus. Any decision to invest in the global bonds by an investor should be based on consideration of this prospectus supplement and the accompanying prospectus as a whole.

The Issuer

Overview

Panama is located on the narrowest point of the Central American isthmus, which connects the continents of North America and South America. It has a coastline of approximately 1,868 miles on the Caribbean Sea and Pacific Ocean, and is bordered on the east by Colombia and on the west by Costa Rica. Panama has a national territory of approximately 29,157 square miles situated within its coastline and 345 miles of land borders, and includes numerous coastal islands. The Panama Canal, which connects the Atlantic and Pacific Oceans, bisects the country running northwest to southeast.

As of July 1, 2012, Panama had an estimated population of 3.8 million and a population density of 129.9 people per square mile. The Panama Province, the Republic’s largest province, is estimated to comprise 51.5% of Panama’s total population. The Colón Province, located at the northern terminus of the Panama Canal, is estimated to comprise 7.0% of the total population.

Government

Panama is a republic with a representative form of government. In 1972, the original version of the current Constitution was adopted (the fourth in Panama’s history), setting forth the structure of the Government, individual and collective rights and duties, and the division of powers among the executive, legislative and judicial branches.

Executive power is vested in the President and the presidentially appointed Ministers, who constitute the Cabinet. The President and the Vice President are each elected by direct, universal suffrage for a term of five years. The President and the Vice President may not be reelected to the same office within ten years after the expiration of their term. In the event the President is unable to finish a term, the Vice President would succeed to the presidency.

National legislative power is vested in the National Assembly, referred to as the Assembly, Panama’s unicameral legislative body. The number of electoral circuits, each comprising an average of approximately 57,000 persons, determines the number of legislators; the Assembly currently has 71 seats. The full Assembly is elected by universal suffrage every five years. Members of the Assembly are not subject to limits on the number of terms in office to which they may be elected. The Assembly has, among other powers, the authority to enact legislation, ratify treaties, approve the budget and ratify the appointment of the Comptroller General, the Attorney General and justices of the Supreme Court of Justice, referred to as the Supreme Court.

Judicial power is vested in the Supreme Court and various lower tribunals. The President appoints the nine justices of the Supreme Court for staggered ten-year terms, subject to ratification by the Assembly. Lower court judges are appointed by the Supreme Court. The judicial branch prepares its own budget and sends it to the executive branch for inclusion in the general budget presented to the Assembly for approval. The Supreme Court is the final court of appeal and has the power to declare null and void laws, regulations or other acts of the executive or legislative branches that conflict with the Constitution.

Panama is administratively divided into nine provinces and three territories. In each province, executive power is exercised by a governor who is appointed by the President. There are no provincial legislative or judicial bodies. Provincial governments do not have their own independent budgets. Within each province are municipalities that are, in turn, divided into precincts. Each municipality has a municipal council and a mayor who exercises executive power. Mayors and members of municipal councils are elected by direct, universal suffrage for five-year terms. Municipalities levy and collect municipal taxes and adopt their own budgets for financing local projects.

On May 3, 2009, Ricardo Martinelli was elected President of the Republic of Panama for a five-year term, and took office on July 1, 2009. Frank De Lima serves as Panama’s Minister of Economy and Finance.

Selected Panamanian Economic Indicators(1)

The following table sets forth Panama’s principal economic indicators for the years 2008 through 2012:

	2008(R)	2009(R)	2010(R)	2011(P)	2012(P)
Economic Data:
GDP (millions, nominal dollars)	$23,002	$24,163	$27,053	$31,316	$36,253
GDP (millions, constant dollars)(2)	$18,813	$19,538	$20,994	$23,272	$25,755
GDP (% change, constant dollars)(2)	10.1%	3.9%	7.5%	10.8%	10.7%
Service Sector (% change, constant dollars)(2)(3)	9.6%	4.8%	9.2%	10.6%	9.1%
Other (% change, constant dollars)(2)(4)	14.1%	(0.9)%	(0.9)%	9.2%	15.8%
GDP Per Capita (constant dollars)(2)	$5,317	$5,427	$5,733	$6,249	$6,800
Population (millions)	3.54	3.60	3.66	3.72	3.79
CPI—Period Average (% change)	8.7%	2.4%	3.5%	5.9%	5.7%
Unemployment	5.6%	6.6%	6.5%	4.5%	4.0%
Public Finance:
Total Consolidated Non-Financial Public Sector Revenues (millions)	$6,020	$6,125	$6,874	$7,762	$9,070
Total Consolidated Non-Financial Public Sector Expenditures (millions) (5)	$5,197	$5,663	$6,669	$7,723	$9,093
Overall Surplus (Deficit) (millions)	$98	$(253)	$(512)	$(703)	$(765)
As % of Current GDP	0.4%	(1.0)%	(1.9)%	(2.2)%	(2.1)%
Central Government Surplus (Deficit) (millions)	$63	$(357)	$(683)	$(1,108)	$(1,286)
As % of Current GDP	0.3%	(1.5)%	(2.5)%	(3.5)%	(3.6)%
Public Debt (at December 31):
Internal Debt (millions)	$1,960	$822	$1,191	$1,904	$3,483
External Debt (millions)	$8,477	$10,150	$10,438	$10,910	$10,782
Public Debt (as % of Current GDP)
Internal Debt	8.5%	3.4%	4.4%	6.1%	9.6%
External Debt	36.9%	42.2%	39.0%	35.6%	29.7%
Total Public Debt (millions)	$10,438	$10,972	$11,629	$12,814	$14,265
Trade Data:
Exports (f.o.b.) Goods(6) (millions)	$10,323	$12,038	$12,675	$16,929	$18,872
Imports (c.i.f.) Goods(6) (millions)	$(14,869)	$(14,218)	$(17,218)	$(22,946)	$(24,623)
Merchandise Trade Balance (millions)	$(4,546)	$(2,180)	$(4,543)	$(6,017)	$(5,751)
Current Account Surplus (Deficit) (millions)	$(2,677)	$(179)	$(2,765)	$(3,826)	$(3,267)
Overall Balance of Payments Surplus (Deficit)(7) (millions)	$284	$123	$288	$201	$414
Total Official Reserves (at December 31) (millions)	$2,405	$2,625	$2,154	$1,754	$2,118

(R)	Revised figures.
(P)	Preliminary figures.
(1)	All monetary amounts in millions of U.S. dollars at current prices, unless otherwise noted.
(2)	Constant GDP figures are based on 1996 constant dollars.
(3)	Including real estate, public administration, commerce, restaurants and hotels, financial services, the Colón Free Trade Zone (or the “CFZ”), the Panama Canal, transportation and communications, public utilities and other services.
(4)	Including mining, manufacturing, agriculture and construction.
(5)	Excluding interest payments.
(6)	Including the CFZ.
(7)	Figures have been calculated pursuant to the fifth edition of the Balance of Payments Manual prepared by the IMF.

Sources: Directorate of Analysis and Economic Policies, Office of the Comptroller General, Banco Nacional de Panamá (“BNP”) and Ministry of Economy and Finance.

The Global Bonds

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus.

Issuer	Republic of Panama.

Title of Security	4.30% Global Bonds due 2053.

Aggregate Principal Amount	$750,000,000.

Maturity Date	April 29, 2053.

Amortization of Principal	Panama will pay the principal of the global bonds in three equal annual installments on April 29 of each year, commencing on April 29, 2051.

Interest Rate	4.30% per annum, computed on the basis of a 360-day year, consisting of twelve 30-day months.

Issue Price	100%, plus accrued interest, if any, from April 29, 2013.

Interest Payment Dates	April 29 and October 29 of each year, starting on October 29, 2013.

Denominations	The global bonds will be issued in denominations of $200,000 and integral multiples of $1,000 in excess thereof.

Risk Factors

Risk factors relating to the global bonds:

•      The price at which the global bonds will trade in the secondary market is uncertain.

•      The global bonds will contain provisions that permit Panama to amend the payment terms without the consent of all holders.

•      Recent federal court decisions in New York create uncertainty regarding the meaning of ranking provisions and could potentially reduce or hinder the ability of sovereign issuers to restructure their debt.

Risk factors relating to Panama:

•       Panama is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

•       Certain economic risks are inherent in any investment in an emerging market country such as Panama.

•       Panama’s U.S. dollar monetary arrangements impose constraints on fiscal and monetary policies and on its ability to finance deficits.

•       An adverse change in Panama’s debt-to-GDP ratio could increase the burden of servicing Panama’s debt.

•       Panama’s economy remains vulnerable to external shocks, including the recent global economic crisis and those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Panama’s economic growth and its ability to service its public debt.

Form	The global bonds will be represented by one or more book-entry securities in fully registered form, without coupons, which will be registered in the nominee name of, and deposited with a custodian for, The Depository Trust Company (“DTC”). Beneficial interests in the global bonds will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants, unless certain contingencies occur, in which case the global bonds may be issued in definitive form. See “Description of the Global Bonds—Definitive Global Bonds” in this prospectus supplement.

Book-Entry System	Upon the issuance of the global bonds as book-entry securities, DTC or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the global bonds represented by the book-entry securities to the accounts of institutions (“DTC participants”) that have accounts with DTC or its nominee that the underwriter designates. Ownership of beneficial interests in the book-entry securities will be limited to DTC participants or persons that may hold interests through DTC participants. Ownership of beneficial interests in the book-entry securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of DTC participants) and on the records of DTC participants (with respect to interests of persons other than DTC participants). Investors may elect to hold interests in the global bonds through any of DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), if they are participants of such systems, or indirectly through organizations which are participants in such systems.

Payment of Principal and Interest	Principal and interest on the global bonds will be payable in U.S. dollars or other legal tender of the United States of America. As long as the global bonds are in the form of book-entry securities, payment of principal and interest to investors shall be made through the facilities of DTC.

Redemption or Sinking Fund	The global bonds will be subject to redemption at the option of Panama before maturity. See “Description of the Global Bonds—Optional Redemption” in this prospectus supplement. The global bonds will not be entitled to the benefit of any sinking fund.

Ranking	The global bonds will constitute direct, unconditional and general obligations of Panama and will rank equally in right of payment with all other indebtedness issued in accordance with the fiscal agency agreement and with all other unsecured and unsubordinated Indebtedness of Panama. Panama has pledged its full faith and credit for the due and punctual payment of principal of and premium and interest on the global bonds. See “Description of the Global Bonds—General Terms of the Global Bonds” in this prospectus supplement and “Debt Securities—Status of the Debt Securities” in the accompanying prospectus.

Negative Pledge	The global bonds will contain certain covenants, including restrictions on the incurrence of certain Liens. See “Debt Securities—Negative Pledge” in the accompanying prospectus.

Events of Default	The global bonds will contain events of default the occurrence of which may result in the acceleration of Panama’s obligations under the global bonds prior to maturity upon notice by holders of at least 25% of the aggregate principal amount of the outstanding global bonds. See “Description of the Global Bonds—Default; Acceleration of Maturity” in this prospectus supplement.

Use of Proceeds	The net proceeds from the sale of the global bonds will be approximately $749,212,500 after deduction of the underwriting commission and the net expenses payable by Panama, estimated to be $300,000. Panama will use the proceeds primarily for the purpose of partially funding the 2013 budget.

Collective Action Clauses	The global bonds will be designated Collective Action Securities and, as such, will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to a significant proportion of Panama’s outstanding Public External Indebtedness. The provisions described in this prospectus supplement will be applicable to the global bonds. These provisions are commonly referred to as “collective action clauses”. Under these provisions, Panama may amend certain key terms of the global bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding global bonds. See “Description of the Global Bonds—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Listing	Application has been made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Fiscal Agent	The global bonds will be issued pursuant to a fiscal agency agreement, dated as of September 26, 1997, as amended as of September 4, 2003, between Panama and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent, paying agent, transfer agent and registrar.

Taxation	For a discussion of the Panamanian and United States tax consequences associated with the global bonds, see “Taxation—Panamanian Taxation” and “—U.S. Taxation” in this prospectus supplement and “Debt Securities—Tax Withholding; Payment of Additional Amounts” in the prospectus. Investors should consult their own tax advisors in determining the non-U.S., U.S. federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the global bonds.

Governing Law	The laws of the State of New York will be the governing law except with respect to the authorization and execution of the global bonds, which will be governed by the laws of the Republic of Panama.

Further Issues	From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the global bonds have as of the date of issuance of such additional debt securities. Panama may also consolidate the additional debt securities to form a single series with the outstanding global bonds. See “Description of the Global Bonds—Further Issues of the Global Bonds” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Clearing Reference Numbers	The clearing reference numbers for the global bonds are:
Security Identifiers	ISIN: US698299BB98
Common Code: 092395154
CUSIP: 698299 BB9

RISK FACTORS

This section describes certain risks associated with investing in the global bonds. You should consult your financial and legal advisors about the risk of investing in the global bonds. Panama disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Global Bonds

The price at which the global bonds will trade in the secondary market is uncertain.

Panama has been advised by the underwriters that they intend to make a market in the global bonds but are not obligated to do so and may discontinue market making at any time without notice. Application has been made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the global bonds. The price at which the global bonds will trade in the secondary market is uncertain.

The global bonds will contain provisions that permit Panama to amend the payment terms without the consent of all holders.

The global bonds will contain provisions regarding acceleration and voting on future amendments, modifications and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key terms of the global bonds may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding global bonds. See “Description of the Global Bonds—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Recent federal court decisions in New York create uncertainty regarding the meaning of ranking provisions and could potentially reduce or hinder the ability of sovereign issuers to restructure their debt.

In litigation in federal courts in New York captioned NML Capital, Ltd. v. Republic of Argentina, the U.S. Court of Appeals for the Second Circuit has ruled that the ranking clause in certain defaulted bonds issued by Argentina prevents Argentina from making payments in respect of certain performing bonds unless it makes pro rata payments on the defaulted debt that ranks pari passu with the performing bonds. Notwithstanding the ruling, proceedings in the Second Circuit continue.

We cannot predict when or in what form a final appellate decision will be issued. Depending on its scope, a final decision that requires ratable payments could potentially hinder or impede future sovereign debt restructurings and distressed debt management unless sovereign issuers obtain the requisite bondholder consents pursuant to a collective action clause, if applicable, in their debt, such as the collective action clause contained in the bonds. See “Debt Securities—Default,” “—Acceleration of Maturity,” —Collective Action Securities” and “—Meetings and Amendments—Voting; Quorum (Collective Action Securities)” in the accompanying prospectus. Panama cannot predict whether or in what manner the courts will resolve this dispute or how any such judgment will be applied or implemented.

Risk Factors Relating to Panama

Panama is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Panama is a foreign sovereign state. As a result, it may be difficult or impossible for investors to obtain or enforce judgments against Panama, whether in an investor’s own jurisdiction or elsewhere. See “Jurisdiction and Enforcement” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Panama.

Investing in an emerging market country such as Panama carries economic risks. These risks include many different factors that may affect Panama’s economic results, including the following:

•	interest rates in the United States and financial markets outside Panama;

•	changes in economic or tax policies;

•	the imposition of trade barriers;

•	general economic and business conditions in Panama and the global economy;

•	the ability of the Panama Canal to remain a competitive route for inter-oceanic transportation;

•	the impact of hostilities or political unrest in other countries that may affect international trade, commodity prices and the global economy; and

•	the occurrence of natural disasters.

Any of these factors, as well as volatility in the markets for securities similar to the global bonds, may adversely affect the liquidity of, and trading markets for, the global bonds. See “Forward-looking Statements” in this prospectus supplement.

Panama’s U.S. dollar monetary arrangements impose constraints on fiscal and monetary policies and on its ability to finance deficits.

Public finance in Panama is heavily influenced by the U.S. dollar-based monetary arrangements in place since 1904. Panama has used the U.S. dollar as its legal tender since shortly after gaining its independence. The national currency, the Balboa, is used primarily as a unit of account linked to the U.S. dollar at a ratio of one dollar per one Balboa. The Government does not print paper currency, although a limited amount of coinage is minted. Although the absence of a printed national currency and the general absence of domestic budgetary financing through the banking system (other than from 1987 to 1989) reduce the risk of runaway inflation, they do impose constraints on fiscal and monetary policy, particularly for responding to external shocks, that are not present in countries that can finance their deficits by printing local currency. Panama’s non-financial public sector balance for 2008 registered a surplus of approximately $97.8 million (or 0.4% of nominal GDP). Panama’s non-financial public sector balance for 2009 registered a deficit of approximately $252.6 million (or 1.0% of nominal GDP). In 2010, Panama’s non-financial public sector balance registered a deficit of $511.7 million (or 1.9% of nominal GDP). In 2011, Panama’s non-financial public sector balanced registered a deficit of $703.1 million (or 2.2% of nominal GDP). In 2012, Panama’s non-financial public sector balance recorded a deficit of $765.3 million (or 2.1% of estimated nominal GDP). See “Recent Developments—The Economy” in this prospectus supplement. Future deficits could result in an increase in Panama’s debt, which could in turn have an adverse effect on Panama’s ability to service its debt.

An adverse change in Panama’s debt-to-GDP ratio could increase the burden on servicing Panama’s debt.

For the fiscal years ended December 31, 2008 and 2009, Panama’s ratio of total gross public sector debt to GDP was 45.4% and 45.6% respectively. In 2010, Panama’s gross public debt to GDP ratio was 43.4% and in 2011 was 41.8%. Panama’s gross public debt to GDP ratio was 39.3% in 2012. Any significant increase in Panama’s gross public sector debt-to-GDP ratio could have an adverse effect on Panama’s ability to service its debt. See “Recent Developments—The Economy” in this prospectus supplement.

Panama’s economy remains vulnerable to external shocks, including the recent global economic crisis and those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Panama’s economic growth and its ability to service its public debt.

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economic growth of any of Panama’s major trading partners could adversely affect Panama’s economic growth. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investment is disfavored by international investors, Panama could be adversely affected by negative economic or financial developments in other emerging market countries.

Economic growth slowed for fiscal year 2009, with real GDP growth of 3.9% for 2009 as compared to real GDP growth of 10.1% for 2008, due in part to the impact of the global economic crisis on the Panamanian economy. The United States, Panama’s main trading partner and the main source of customers of the Panama Canal, experienced a marked deceleration of economic activity during this time. In 2010, high economic growth resumed, measured by a real GDP growth rate of 7.5%. This trend continued in 2011 and 2012, with real GDP growth rates of 10.8% and 10.7%, respectively. There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Panama. In addition, there can be no assurance that these events will not adversely affect Panama’s economy, its ability to raise funding in the external debt markets in the future or its ability to service its public debt.

INCORPORATION BY REFERENCE

The Commission allows Panama to incorporate by reference some information that Panama files with the Commission. Panama can disclose important information to you by referring you to those documents. Panama’s Commission filings are available to the public from the Commission’s website at http://www.sec.gov. Exhibit D to Panama’s annual report on Form 18-K for the year ended December 31, 2011, filed with the Commission on October 1, 2012, is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus. You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg paying agent specified on the inside back cover of this prospectus supplement or from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Table of References

EC No. 809/2004 , as amended by EC No. 1289/2008 Item	Annual Report on Form 18-K for 2011

Issuer’s position within the governmental framework	“The Republic of Panama—Form of Government and Political Parties” on pages D-9 to D-10 of Exhibit D

Geographic location and legal form of the issuer	“The Republic of Panama” on pages D-8 to D-10 of Exhibit D

Recent events relevant to the issuer’s solvency	“The Panamanian Economy—Reforms and Development Programs” and “—Economic Performance—2007 Through 2011” on pages D-13 to D-24 of Exhibit D

Structure of the issuer’s economy	“Structure of the Panamanian Economy” on pages D-25 to D-31, “The Panama Canal” on pages D-32 to D-37, “The Colón Free Zone” on page D-38 and “Financial System” on pages D-50 to D-57 of Exhibit D

Gross domestic product	“The Panamanian Economy—Gross Domestic Product” on pages D-21 to D-24 of Exhibit D

Panama’s political system and government	“The Republic of Panama—Form of Government and Political Parties” on pages D-9 to D-10 of Exhibit D

Tax and budgetary systems of the issuer	“Public Finance—Central Government Budget” and “—Taxation” on pages D-44 to D-45 and D-45 to D-46 of Exhibit D

Gross public debt of the issuer	“Public Sector Debt” on pages D-65 to D-73 of Exhibit D

Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-58 to D-64 of Exhibit D

Foreign exchange reserves	“Public Finance—International Reserves” on pages D-48 to D-49 of Exhibit D

Financial position and resources	“Public Finance” on pages D-44 to D-49 of Exhibit D

Income and expenditure figures and 2011 Budget and 2012 Budget	“Public Finance—Central Government Budget” on pages D-44 to D-45 of Exhibit D

ABOUT THIS PROSPECTUS SUPPLEMENT

The Republic of Panama, having made all reasonable inquiries, confirms that this prospectus supplement and the accompanying prospectus contain all information with respect to Panama and the global bonds that is material in the context of the issue and offering of the global bonds, and that such information is true and accurate in all material respects and is not misleading, that the opinions and intentions expressed herein are honestly held and that, to the best of Panama’s knowledge and belief, there are no other facts the omission of which would make any such information or the expression of any such opinions and intentions materially misleading. Panama accepts responsibility accordingly.

Panama has only provided or incorporated by reference information in this prospectus supplement and the accompanying prospectus. Panama has not authorized anyone else to provide you with any other information. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information Panama has previously filed with the Commission and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Panama’s economic, fiscal or political circumstances may have changed since such dates. Later information that Panama files with the SEC updates and supersedes earlier information that is filed.

Panama is not offering to sell or soliciting offers to buy any securities other than the global bonds offered under this prospectus supplement, nor is Panama offering to sell or soliciting offers to buy the global bonds in places where such offers are not permitted by applicable law.

The global bonds described in this prospectus supplement are debt securities of Panama being offered under Registration Statement No. 333-163050 filed with the Commission under the U.S. Securities Act of 1933, as amended; the accompanying prospectus is part of the registration statement. The accompanying prospectus provides you with a general description of the securities that Panama may offer, and this prospectus supplement contains specific information about the terms of this offering and the global bonds. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Those documents contain information regarding Panama, the global bonds and other matters. The registration statement, any post-effective amendments thereto, the various exhibits thereto and the documents incorporated therein by reference contain additional information about Panama and the global bonds. All such documents may be inspected at the office of the Commission. Certain terms used but not defined in this prospectus supplement are defined in the prospectus.

References to “U.S.$” or “$” in this prospectus supplement are to U.S. dollars.

References to the “Republic” or “Panama” are to the Republic of Panama.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the global bonds in certain jurisdictions may be restricted by law. Persons who receive copies of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. See “Underwriting” in this prospectus supplement.

FORWARD-LOOKING STATEMENTS

Panama has made forward-looking statements in this prospectus supplement and the accompanying prospectus. Statements that are not historical facts are forward-looking statements. These statements are based on Panama’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Panama undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. Panama cautions you that many factors could affect the future performance of the Panamanian economy. These factors include, but are not limited to:

•	interest rates in the United States and financial markets outside Panama;

•	political or governmental developments in Panama;

•	unintended consequences resulting from the implementation of economic or tax policies;

•	the imposition of trade barriers;

•	general economic and business conditions in Panama and the global economy;

•	the ability of the Panama Canal to remain a competitive route for inter-oceanic transportation; and

•	the impact of hostilities or political unrest in other countries that may affect international trade, commodity prices and the global economy.

SOVEREIGN IMMUNITY

Panama is a foreign sovereign state. Consequently, your ability to sue and enforce judgments against Panama may be limited. For more information, see “Jurisdiction and Enforcement” in the accompanying prospectus.

CERTAIN LEGAL RESTRICTIONS

The distribution of materials relating to the offering of the global bonds, and the transactions contemplated by the offering, may be restricted by law in certain jurisdictions. If materials relating to the offering of the global bonds come into your possession, you are required by Panama to inform yourself of and to observe all of these restrictions. The materials relating to the offering of the global bonds do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the offering be made by a licensed broker or dealer and either underwriter, or any affiliate of either underwriter, is a licensed broker or dealer in that jurisdiction, the offering of the global bonds shall be deemed to be made by such underwriter or such affiliate on behalf of Panama in that jurisdiction.

USE OF PROCEEDS

The net proceeds from the sale of the global bonds will be approximately $749,212,500 after deduction of the underwriting commission and the net expenses payable by Panama, estimated to be $300,000. Panama will use the proceeds primarily for the purpose of partially funding the 2013 budget.

RECENT DEVELOPMENTS

The information included in this section supplements the information about Panama contained in Panama’s annual report for the year ended December 31, 2011, on Form 18-K filed with the Commission on October 1, 2012. To the extent the information in this section is inconsistent with the information contained in such annual report, as amended, the information in this section replaces such information. Initially capitalized terms used in this section have the respective meanings assigned to those terms in such annual report, as amended.

Political Developments

In March 2013, Panama’s largest political opposition parties, Partido Revolucionario Democratico (PRD) and Partido Panameñista (PPA), completed their presidential primary elections. Former mayor of Panama City, Juan Carlos Navarro, and Vice President Juan Carlos Varela were elected by the PRD and the PPA, respectively, as candidates for the presidential elections to be held on May 4, 2014.

The incumbent party, Cambio Democrático (CD), will hold its presidential primary elections on May 12, 2013. In order to pursue presidential aspirations, in the first three months of 2013, the following cabinet members resigned their positions in the government: Romulo Roux, then Minister of Foreign Affairs (Ministro de Relaciones Exteriores); Jose Domingo Arias, then Minister of Housing and Territorial Administration (Ministro de Vivienda y Ordenamiento Territorial); and Giselle Burillo, then Head of the Micro, Small and Medium Enterprises Authority (Autoridad de las Micro, Pequeñas y Medianas Empresas, “AMPYME”). All of them are expected to participate in CD’s presidential primary elections.

Following these resignations, Fernando Nuñez Fábrega was appointed as the Minister of Foreign Affairs, Yasmina Pimentel, previously the Deputy Minister of Territorial Administration, was appointed as the Minister of Housing and Territorial Administration and Jorge González was promoted to Head of the AMPYME, from his previous position as Deputy Head.

Recent Government Actions

On November 26, 2012, Cabinet Resolution N° 157 declared a National State of Emergency as a result of severe damage caused to roads and housing infrastructure in the provinces of Panama and Colón, resulting from flooding and landslides from heavy rainfall in November 2012. After a thorough assessment of the situation, the government estimated that the resulting damage totaled approximately $123.2 million, or 0.3% of nominal GDP. In March 2013, the Cabinet approved an extraordinary credit to the National Budget of $123.2 million, allocated to several public institutions responsible for the rehabilitation and reconstruction of the damaged infrastructure and assistance to affected citizens. The largest amounts of extraordinary funds were allocated to the Ministry of Public Works ($83.8 million) and the Ministry of Housing and Territorial Administration ($24.0 million).

In addition, the National Assembly has adopted the following laws ratifying the following treaties for the avoidance of double taxation and prevention of tax evasion: Law 59 of 2012, ratifying the treaty between Panama and the Republic of Ireland; Law 5 of 2013, ratifying the treaty between Panama and the Czech Republic; Law 14 of 2013, ratifying the treaty between Panama and the State of Israel; and Law 13 of 2013, ratifying the treaty between Panama and the United Arab Emirates.

Law 87 of December 4, 2012 modified article 5 of Law 38 of 2012 that created the Panama Savings Fund (Fondo de Ahorro de Panamá, “FAP”). This change affected only the rules relating to the withdrawal of funds from the FAP, restricting the possibility of using funds immediately in respect of natural disasters. On March 19, 2013, the Committee of Economy and Finance of the National Assembly approved proposed legislation that, if approved by the National Assembly as a whole, would further modify Law 38 of 2012. This proposed amendment establishes that funds resulting from future sales of government-owned companies will be accumulated in the FAP and may only be used to finance reconstruction efforts for damage caused by natural disasters when such damage represents at least 0.5% of nominal GDP.

The President has appointed the first board of directors of FAP and the board has appointed the first Technical Director of FAP, effective April 15, 2013, who is responsible for the financial management of the financial assets of FAP,

Law 24 of 2013 created the Panama Revenue Authority (Autoridad Nacional de Ingresos—“ANIP”), which will replace the General Directorate of Taxation (Dirección General de Ingresos—“DGI”), currently under the Ministry of Economy and Finance. Following best international practices, this new agency will be given significant autonomy from the government. The government expects that the establishment of this new agency will result in increased tax collections, efficiency and greater fiscal transparency. ANIP will execute fiscal policy under the direction of the executive branch. ANIP will be managed by a General Administrator appointed for a seven-year period and a board of directors that will oversee its performance and compliance with all legal requirements. In addition, under Law 24 of 2013, ANIP shall have an annual budget that cannot be less than the budget assigned to the agency in the previous year.

On September 4, 2012, Mr. Jorge Luis Quijano began his tenure as administrator of the Panama Canal Authority (the “Panama Canal Authority” or “PCA”). Mr. Quijano is the successor to Mr. Alberto Alemán Zubieta, whose term expired on September 3, 2012, and who had headed the PCA for the past 16 years. Before his appointment as administrator, Mr. Quijano held different positions in the Panama Canal, among them as the official in charge of the Panama Canal expansion project and, starting in 2007, as the Executive Vice President of the Department of Engineering and Project Management. Pursuant to the Organic Law of Panama Canal Authority, Mr. Quijano is appointed for a seven-year term and may be reelected for one additional term by the board of directors of the PCA.

On April 4, 2013 the government presented to the National Assembly a bill to create the National Authority of Transparency, a new government agency that will be in charge of promoting transparent, efficient and ethical management of the public sector entities, as well as preventing corrupt practices.

The Free Trade Agreement between Panama and Peru became effective on May 1, 2012. In addition, the Free Trade Agreement between Panama and Canada became effective on April 1, 2013, after ratification by the Canadian Senate on December 14, 2012. The National Assembly through Law 69 of 2010 had approved the treaty. In addition, on March 25, 2013 the National Assembly passed a law that authorized the inclusion of Panama in the European Union—Central America Association Agreement.

The Economy

Economic Performance in 2012. In 2012, Panama’s real GDP grew by an estimated 10.7% compared to 10.8% in 2011. Inflation, as measured by the end-of-period CPI, was 4.6% in 2012. The unemployment rate decreased from 4.5% in 2011 to 4.0% in 2012.

The transportation and telecommunications sector grew by an estimated 12.8% in 2012 compared to 2011 (contributing 20.9% to estimated GDP in 2012 compared to 20.5% in 2011) due to increased volumes of passengers using Tocumen International Airport, as Panama has grown as a regional hub. Mining activities increased 30.0% in 2012 compared to 2011, reflecting a contribution of 1.8% to GDP, due to increased extraction of raw materials, mainly sand and stone, in response to increased demand by the construction industry, and by increased volumes of gold and silver extraction activities. The construction industry grew by 29.1% in 2012 compared to 2011 primarily due to the execution of large-scale public and private infrastructure projects such as the Panama Metro, the Panama City and Bay sanitation project and residential and non-residential buildings. The contribution of the construction industry to GDP increased from 6.4% in 2011 to 7.5% in 2012. The public utilities sector grew by 11.7% in 2012 compared to 2011, representing a contribution of 2.6% to GDP in 2012, at the same level as in 2011. In 2012, primary activities increased an estimated 11.7% from 2011. The agriculture sector increased 4.4% in 2012, representing 3.6% of GDP in 2012 as compared to 3.8% in 2011. This increase is due to exports of non-traditional products, such as pineapple and watermelon, and growth in local demand for sugar cane and banana.

Activities of the Colón Free Zone (“CFZ”) increased 3.8% in 2012 compared to 2011, reflecting a contribution of 6.7% to GDP in 2012 compared to 7.2% of GDP in 2011. This increase is primarily attributable to an increase in re-exports to the principal markets. The manufacturing sector grew 3.6% in 2012 compared to 2011 (contributing 4.9% to GDP in 2012 compared to 5.2% in 2011) due to an increase in meat processing and dairy products activities and the production of cement. Panama Canal activities increased 1.7% in 2012 compared to 2011 (contributing 3.2% to GDP in 2012 compared to 3.5% in 2011) due to an increase in net tonnage through the canal, despite a decrease in vessels that transited through the canal. The activities of the financial intermediary sector increased 10.2% in 2012 compared to 2011 (contributing 8.1% to GDP in 2012, at the same level as 2011) due to increased banking commissions and fees derived from credit growth, mainly related to mining, trade and mortgage activities.

The Central Government’s current savings for 2012 registered a surplus of $1.9 billion (5.4% of nominal GDP), compared to a surplus of $1.4 billion in 2011 (4.4% of nominal GDP). The Government’s overall deficit increased from $1.1 billion in 2011 (3.5% of nominal GDP) to a deficit of $1.3 billion in 2012 (3.6% of nominal GDP). In 2012, Panama’s non-financial public sector balance registered a deficit of $765.3 million (or 2.1% of nominal GDP), an increase from a deficit of $703.1 million (or 2.2% of nominal GDP) in 2011.

The government has entered into various turnkey and deferred payment contracts with multi-year completion and payment schedules. Under Panamanian law, the contracts must receive priority over other capital expenditures in the preparation of the budget. The contracts include certain infrastructure projects such as highways, hospitals, national security infrastructure, sports facilities and a convention center, among others. According to Panamanian law, the amount of the government’s total commitments under these contracts must be included in the Republic’s budget for the year in which each payment is due and they are not categorized as debt instruments. As of the date hereof, the total amount of payments scheduled under outstanding turnkey and deferred payment contracts for the years 2014 to 2016 is less than 3.75% of 2012 GDP for each such year.

The following table sets forth Panama’s principal price indicators for each of the years 2008 through 2012:

Inflation

(percentage change from previous period)

	2008	2009	2010	2011	2012
Annual Percentage Change:
Consumer Price Index	8.7%	2.4%	3.5%	5.9%	5.7%
Wholesale Price Index:
Imports	21.1	-14.1	6.9	17.1	5.2
Industrial products	11.6	0.6	0.9	6.8	3.9
Agricultural products	3.5	8.6	1.9	3.3	5.3
All products	15.8	-6.7	3.9	11.9	4.7

Source: Office of the Comptroller General and Ministry of Economy and Finance.

The following tables set forth Panama’s GDP, including sectoral origin (in dollars and as a percentage of GDP) and percentage change from 2008 to 2012:

Gross Domestic Product

	2008	2009(R)	2010(R)	2011(P)	2012(P)

Gross Domestic Product (millions of dollars in constant prices)(1)	$18,812.9	$19,538.4	$20,994.4	$23,272.1	$25,755.5

% Change over Previous Year	10.1%	3.9%	7.5%	10.8%	10.7%
Gross Domestic Product (millions of dollars in nominal prices)	$23,001.6	$24,162.9	$27,053.0	$31,315.8	$36,252.5

% Change over Previous Year	16.2%	5.1%	12.0%	15.8%	15.8%

(R)	Revised figures.
(P)	Preliminary figures.
(1)	Figures are based on 1996 constant dollars.

Source: Office of the Comptroller General and Ministry of Economy and Finance.

Sectoral Origin of Gross Domestic Product

(in millions of dollars)(1)

	2008	2009	2010(R)	2011 (P)	2012 (P)
Primary Activities:
Agriculture(2)	$1,131.6	$1,043.5	$895.6	$889.9	$929.1
Mining	259.0	270.8	290.7	353.5	459.7

Total	$1,390.6	$1,314.3	$1,186.3	$1,243.4	$1,388.8

Industrial Activities:
Manufacturing	$1,170.9	$1,163.9	$1,176.7	$1,214.7	$1,259.0
Construction	1,120.3	1,170.4	1,252.3	1,489.1	1,922.1

Total	$2,291.2	$2,334.3	$2,429.0	$2,703.8	$3,181.1

Services:
Public utilities	$502.9	$540.5	$575.2	$610.7	$682.1
Commerce, restaurants and hotels	1,909.8	1,938.1	2,166.2	2,437.8	2,733.2
Transportation and communications	3,099.6	3,511.3	4,140.4	4,765.4	5,373.7
Colón Free Zone	1,321.3	1,349.1	1,450.3	1,669.9	1,732.8
Panama Canal Authority	846.2	757.7	749.7	813.4	827.5
Financial intermediation	1,614.6	1,661.4	1,754.6	1,886.5	2,079.7
Real estate	2,795.6	2,947.7	3,150.9	3,395.2	3,636.5
Public administration	1,321.0	1,353.5	1,393.4	1,468.1	1,548.4
Other services	948.7	996.8	1,056.7	1,129.5	1,224.4

Total	$14,359.7	$15,056.1	$16,437.4	$18,176.5	$19,838.3

Plus Import Taxes(3)	1,175.3	1,264.2	1,388.4	1,618.7	1,850.0
Less Imputed Banking Services	(403.9)	(430.5)	(446.7)	(470.3)	(502.7)

Gross Domestic Product	$18,812.9	$19,538.4	$20,994.4	$23,272.1	$25,755.5

(R)	Revised figures.
(P)	Preliminary figures.
(1)	Figures are based on 1996 constant dollars.
(2)	Including fisheries.
(3)	Including value-added tax.

Source: Office of the Comptroller General and Ministry of Economy and Finance.

Percentage Change from Prior Year for

Sectoral Origin of Gross Domestic Product (percentage change)(1)

	2008	2009	2010(R)	2011 (P)	2012 (P)
Primary Activities:
Agriculture(2)	8.3%	(7.8)%	(14.2)%	(0.6)%	4.4%
Mining	30.9%	4.6%	7.3%	21.6%	30.0%
Total	11.9%	(5.5)%	(9.7)%	4.8%	11.7%

Industrial Activities:
Manufacturing	3.9%	(0.6)%	1.1%	3.2%	3.6%
Construction	30.7%	4.5%	7.0%	18.9%	29.1%
Total	15.5%	1.9%	4.1%	11.3%	17.7%

Services:
Public utilities	3.8%	7.5%	6.4%	6.2%	11.7%
Commerce, restaurants and hotels	8.0%	1.5%	11.8%	12.5%	12.1%
Transportation and communications	17.8%	13.3%	17.9%	15.1%	12.8%
Colón Free Zone	6.1%	2.1%	7.5%	15.1%	3.8%
Panama Canal Authority	7.6%	(10.5)%	(1.1)%	8.5%	1.7%
Financial intermediation	14.1%	2.9%	5.6%	7.5%	10.2%
Real estate	7.2%	5.4%	6.9%	7.8%	7.1%
Public administration	3.8%	2.5%	3.0%	5.4%	5.5%
Other services	6.0%	5.1%	6.0%	6.9%	8.4%
Total	9.6%	4.8%	9.2%	10.6%	9.1%

Plus Import Taxes(3)	3.7%	7.6%	9.8%	16.6%	14.3%
Less Imputed Banking Services	6.3%	6.6%	3.8%	5.3%	6.9%
Gross Domestic Product	10.1%	3.9%	7.5%	10.8%	10.7%

(R)	Revised figures.
(P)	Preliminary figures.
(1)	Figures are based on 1996 constant dollars.
(2)	Including fisheries.
(3)	Including value-added tax.

Source: Office of the Comptroller General and Ministry of Economy and Finance.

Sectoral Origin of Gross Domestic Product

(as percentage of GDP)(1)

	2008	2009	2010(R)	2011 (P)	2012 (P)
Primary Activities:
Agriculture(2)	6.0%	5.3%	4.3%	3.8%	3.6%
Mining	1.4%	1.4%	1.4%	1.5%	1.8%

Total	7.4%	6.7%	5.7%	5.3%	5.4%

Industrial Activities:
Manufacturing	6.2%	6.0%	5.6%	5.2%	4.9%
Construction	6.0%	6.0%	6.0%	6.4%	7.5%

Total	12.2%	11.9%	11.6%	11.6%	12.4%

Services:
Public utilities	2.7%	2.8%	2.7%	2.6%	2.6%
Commerce, restaurants and hotels	10.2%	9.9%	10.3%	10.5%	10.6%
Transportation and communications	16.5%	18.0%	19.7%	20.5%	20.9%
Colón Free Zone	7.0%	6.9%	6.9%	7.2%	6.7%
Panama Canal Authority	4.5%	3.9%	3.6%	3.5%	3.2%
Financial intermediation	8.6%	8.5%	8.4%	8.1%	8.1%
Real estate	14.9%	15.1%	15.0%	14.6%	14.1%
Public administration	7.0%	6.9%	6.6%	6.3%	6.0%
Other services	5.0%	5.1%	5.0%	4.9%	4.8%

Total	76.3%	77.1%	78.3%	78.1%	77.0%

Plus Import Taxes(3)	6.2%	6.5%	6.6%	7.0%	7.2%
Less Imputed Banking Services	(2.1)%	(2.2)%	(2.1)%	(2.0)%	(2.0)%

Gross Domestic Product	100.0%	100.0%	100.0%	100.0%	100.0%

(R)	Revised figures.
(P)	Preliminary figures.
(1)	Figures are based on 1996 constant dollars.
(2)	Including fisheries.
(3)	Including value-added tax.

Source: Office of the Comptroller General.

The Panama Canal

The Canal plays a significant role in the Panamanian economy. For the years 2008 through 2012, the activities of the Panama Canal Authority have accounted for an average of approximately 3.7% of Panama’s GDP. In the Canal’s 2012 fiscal year, canal transits decreased to 14,544 transits from 14,684 transits in 2011, while cargo tonnage decreased to 218.1 million long tons from 222.4 million long tons in 2011. The Panama Canal Authority announced that toll revenues for the fiscal year ended September 30, 2012 reached $1,852.4 million, an increase of 7.1% over fiscal year 2011.

From the Canal’s 2008 fiscal year to the Canal’s 2012 fiscal year, transits through the Canal decreased by 1.1% and cargo tonnage increased by 4.0%. Factors such as the development of alternative land routes and the increasing size of vessels transiting the Canal have caused the decrease in the number of vessels required to transport cargo between 2008 and 2012. However, from the Canal’s 2008 fiscal year to the Canal’s 2012 fiscal year, toll revenues increased by 40.6%, primarily due to increases in toll charges.

As of September 30, 2012, the Canal’s total work force (which includes temporary and permanent employees) was 10,262. Of the 2012 total work force, 8,564 were permanent workers and 1,698 were temporary workers.

The following table sets forth the Canal’s statistical and financial information for fiscal years 2008 through 2012 (each ended on September 30):

Panama Canal Principal Statistics

Fiscal Year	Number of Transits	Tolls (millions of dollars)	Long Tons of Cargo (millions)
2008	14,702	1,317.5	209.8
2009	14,342	1,438.2	198.0
2010	14,230	1,482.1	204.8
2011	14,684	1,730.0	222.4
2012	14,544	1,852.4	218.1

Source: Panama Canal Authority.

The Panama Canal Expansion Project

Recognizing the importance of the Canal to Panama, the Government took a number of actions to ensure that the Canal would continue to operate efficiently following its reversion to Panama in 1999. The Panama Canal Authority, which assumed management of the Canal from the PCC on December 31, 1999, has undertaken several major Canal improvement projects, including the widening of the Canal’s Atlantic entrance; the widening of the Gaillard Cut (the narrowest point in the Canal) to permit two-way traffic; and the overhaul of the Gatun, Miraflores, and Pedro Miguel locks.

On July 14, 2006, the Assembly approved the $5.25 billion canal expansion plan, which was approved in a national referendum held on October 22, 2006. The expansion plan includes $1.0 billion for the Pacific locks, $0.2 billion for water supply improvements, $1.1 billion for the Atlantic Locks; $0.5 billion for waterway improvements, $0.9 billion for improving access channels for new locks and existing navigational channels, $0.5 billion for potential inflationary risk, and up to an aggregate $1.0 billion in contingencies. The plan provides that the project will be funded entirely by the Panama Canal Authority, either with its own resources or from borrowing to be repaid with its own resources and not with resources of the Republic. The Panama Canal Authority will obtain a portion of these resources through an increase in tolls. Water-saving basins will be built alongside the new locks, which will reuse 60% of the water in each transit, thereby eliminating the need for constructing dams, flooding and displacing communities along the Canal’s watershed.

On December 9, 2008, the Panama Canal Authority signed a $2.3 billion agreement with five multilateral and development organizations to finance the Canal’s expansion project, which is estimated to cost approximately $5.25 billion. The JBIC, the EIB, the IADB, CAF and IFC agreed to provide approximately $800 million, $500 million, $400 million, $300 million and $300 million, respectively, in financing under favorable terms to the Panama Canal Authority. The remaining funds for the expansion project are expected to come from the Canal’s regular business operations and implementation of toll increases. To reduce the risk of lowering demand resulting from toll increases, the Panama Canal Authority implemented a three-year toll increase to generate the appropriate cash flows needed to finance a significant portion of the program. In June 2009, the Panama Canal Authority paid $9.0 million of up-front fees to JBIC, IADB, IFC and CAF. As of December 31, 2009, the Panama Canal Authority had allocated approximately $572.8 million of the expansion project through internal funding. In March 2010, the Panama Canal Authority received its first disbursement for $300 million for the expansion project, $200 million of which was provided by JBIC and $100 million was provided by EIB. As of January 29, 2013, the Panama Canal Authority had used the full $800 million allocation from JBIC, approximately $100 million of the allocation from EIB and approximately $100 million of the allocation from IADB.

On July 15, 2009, the construction of the third set of locks was awarded to the Grupo Unidos por el Canal consortium, composed of Sacyr Vallehermoso, S.A., Impregilo S.p.A., Jan de Nul n.v., and Constructora Urbana, S.A., for a total base price of approximately $3.1 billion. On August 11, 2009, Grupo Unidos por el Canal provided a performance bond of $400 million to the Panama Canal Authority. As of December 31, 2012, the third set of locks was 37% complete. The expected date of completion was moved to April 2015 from October 2014, due to the failure to meet certain specified concrete mix requirements in connection with the construction of the locks.

The Panama Canal Authority

The Panama Canal Authority (“PCA”) makes annual payments to the Central Government based upon the amount of tonnage that transits the Canal. By law, the rate (as measured on a per ton basis) for such payments may not be set at a level that will generate lower payments than those paid to Panama by the PCC on December 31, 1999. The PCA transfers to the Central Government any net surpluses generated by the Canal. In fiscal year 2008, the PCA had a surplus of $1.0 billion, up 27.5% from 2007. In fiscal year 2009, the PCA had a surplus of approximately $1.1 billion, down 2.1% from 2008. In fiscal year 2010, the PCA had a surplus of approximately $964.0 million, down 4.3% from 2009. In fiscal year 2011, the PCA had a surplus of approximately $1.2 billion, up 27.5% from 2010. In fiscal year 2012, the PCA had a surplus of approximately $1.3 billion, up 2.4% from 2011.

On May 1, 2010 the Panama Canal Authority terminated a short-term cost reduction program consisting of temporary measures designed to help mitigate the impact of the economic crises on the Panama Canal’s customers and the Panama Canal Authority returned to its regular pricing measures, but it determined to continue to offer flexibility in its reservation system until further notice. Based on discussions with industry representatives, shipping lines, Government representatives and an internal analysis, the Panama Canal Authority decided not to proceed with a toll adjustment in 2010, in part due to the global economic slowdown. Instead, the Panama Canal Authority determined that the new toll adjustment would go into effect on January 1, 2011 for all segments other than PC/UMS tolls for reefers, which went into effect on April 1, 2011. The second toll adjustment became effective on October 1, 2012. The next toll adjustment will become effective in October 2013.

On August 17, 2012, the Assembly approved the Panama Canal Authority’s budget for its fiscal year ending September 30, 2013, allocating $690.5 million to the Canal’s investment program and $145.4 million to the Canal’s modernization program.

Labor Force

In 2012, Panama’s labor force was preliminarily estimated at 1.7 million (up from 1.6 million in 2011), which represented approximately 63.5% of the total working-age population. As of August 2012, the service segment (principally consisting of real estate, commerce and tourism, public administration, the Panama Canal, banking, the CFZ and public utilities) employed 66.2% of the employed labor force, compared to 16.7% for the primary sector (consisting of agriculture and fisheries) and 17.1% for the industrial sector (consisting of manufacturing and construction).

The following table sets forth certain labor force and unemployment statistics for the five years ended August 30, 2008 through August 30, 2012:

Labor Force and Employment

	2008	2009	2010	2011(R)	2012

Total Population	3,537.9	3,600.0	3,661.8	3,723.8	3,787.5
Working-Age Population	2,356.9	2,403.7	2,450.4	2,603.4	2,658.9

Labor Force
Employed	1,421.9	1,440.8	1,455.6	1,538.1	1,621.1
Unemployed	84.0	101.1	101.5	72.2	68.4
Total	1,505.9	1,541.9	1,557.1	1,610.2	1,689.5

	(annual percentage change)
Total Population	1.8%	1.8%	1.7%	1.7%	1.7%
Working-Age Population	2.0%	2.0%	1.9%	6.2%	2.1%
Labor Force
Employed	4.8%	1.3%	1.0%	5.7%	5.4%
Unemployed	24.8%	20.3%	0.3%	(28.9)%	(5.3)%
Total	3.9%	2.4%	1.0%	3.4%	4.9%

	(in percent)
Labor Force:
Participation Rate(1)	63.9	64.1	63.5	61.9	63.5
Employment Rate(2)	94.4	93.4	93.5	95.5	96.0
Unemployment Rate(3)	4.2	5.2	4.7	2.9	3.0

(R)	Revised
(1)	Total labor force as percentage of working-age population.
(2)	Employed labor force as percentage of total labor force.
(3)	Open unemployment based on the annual August Employment Survey. The open unemployment rate excludes persons not actively looking for employment.

Source: Office of the Comptroller General.

Public Finance

The National Assembly approved Panama’s 2013 budget on October 18, 2012. The 2013 budget contemplates total expenditures of $16.3 billion, with budget estimates based on an anticipated 12.0% growth in nominal GDP, and an anticipated consolidated non-financial public sector deficit of approximately $1,106.5 million (or approximately 2.8% of estimated nominal GDP) for 2013. Under the 2012 budget, nominal GDP for 2012 was expected to be $34.0 billion. Under the 2013 budget, and as of April 2013, the Republic estimates nominal GDP for 2013 will be approximately $38.8 billion.

Under the 2013 budget, the Central Government’s total expenditures for the year are expected to be approximately $9.6 billion, which includes approximately $903.3 million for public debt service. The 2013 budget allocates public expenditures as follows: 48.6% to the social sector; 7.2% to infrastructure; 21.1% to production/development; 12.4% to general services; and 10.7% to debt service.

The following tables set forth the revenues, by purpose, and expenditures, by sector, of the Central Government and the consolidated non-financial public sector for the years 2008 through 2012. The non-financial public sector includes the Central Government, decentralized agencies and non-financial public enterprises. Decentralized agencies include CSS and principal universities. Under the terms of the 1994 amendments to the Constitution, the Panama Canal Authority budget is not included in the budget of the Central Government.

Central Government Operations

(in millions of dollars)

	2008	2009	2010	2011	2012
Total Revenues	4,557.7	4,459.9	4,993.3	5,571.0	6,490.1
Current Revenues	4,231.0	4,376.7	4,845.6	5,537.9	6,472.6
Tax Revenues	2,439.3	2,639.6	3,286.4	3,711.8	4,689.9
Direct	1,257.6	1,412.2	1,678.6	1,701.8	2,477.9
Indirect	1,181.7	1,227.4	1,607.8	2,010.0	2,212.0
Non Tax Revenues	1,791.7	1,737.1	1,756.9	1,994.1	2,051.0
Adjustments to Rent	—	—	(197.6)	(168.0)	(268.3)
Capital Gains	243.5	53.1	130.2	15.0	3.0
Donations	83.2	30.1	17.5	18.1	14.4

Total Expenses	4,494.3	4,817.1	5,676.0	6,678.9	7,775.5
Current Expenses	3,200.8	3,285.0	3,696.9	4,164.6	4,533.8
Wages and Salaries	1,097.9	1,178.6	1,278.9	1,413.4	1,588.3
Goods and Services	322.5	335.3	324.7	407.7	527.6
Transfers	977.3	983.7	1,279.6	1,513.7	1,546.1
Interest	718.2	703.6	706.1	730.2	739.8
Others	84.9	83.8	107.6	99.5	131.9

Current Savings	1,030.2	1,091.7	1,148.8	1,373.4	1,938.8
% of GDP	4.5%	4.5%	4.3%	4.4%	5.4%
Total Savings	1,356.9	1,174.9	1,296.5	1,406.5	1,956.2
% of GDP	5.9%	4.9%	4.8%	4.6%	5.4%

Capital Expenditures	1,293.5	1,532.1	1,979.1	2,514.2	3,241.7

Primary Balance	781.6	346.4	23.5	(377.5)	(545.7)
% of GDP	3.4%	1.4%	0.1%	(1.2)%	(1.5)%
Surplus or Deficit	63.4	(357.2)	(682.6)	(1,107.9)	(1,285.5)
% of GDP	0.3%	(1.5)%	(2.5)%	(3.5)%	(3.6)%

Sources: Ministry of Economy and Finance.

Consolidated Non-Financial Public Sector Operations

(in millions of dollars)(1)

	2008	2009	2010	2011	2012(P)
Revenues:
General Government
Central Government	$3,986.3	$4,182.7	$4,632.8	$5,391.7	$6,343.7
Caja de Seguro Social (“CSS”)	1,330.2	1,383.3	1,637.1	2,041.5	2,168.5
Consolidated agencies	134.5	171.9	161.2	147.3	154.0

Total	$5,451.0	$5,737.9	$6,431.1	$7,580.5	$8,666.2

Public Enterprises Operations Surplus	275.6	225.5	197.5	147.2	176.5
Nonconsolidated Agencies Surplus and Others	(7.1)	50.1	64.5	(16.2)	185.6
Education Tax Surplus(2)	(29.2)	15.6	—	—	—
Capital Revenues	247.0	65.4	163.0	32.1	27.0
Donations	83.2	30.1	17.5	18.1	14.4

Total	$6,020.4	$6,124.5	$6,873.6	$7,761.7	$9,069.6
Expenditures:
General Government
Central Government	1,912.3	2,047.7	2,447.8	2,883.0	3,365.0
CSS	1,504.7	1,672.3	1,807.5	1,946.4	2,079.0
Consolidated agencies	161.0	185.0	175.6	194.9	220.1

Total	$3,578.0	$3,905.0	$4,430.9	$5,024.3	$5,664.0

Capital Expenditures	1,619.4	1,758.0	2,238.3	2,698.6	3,428.7

Total	$5,197.4	$5,663.0	$6,669.2	$7,722.9	$9,092.8

Balance(3)	823.0	461.5	204.4	38.9	(23.1)
Debt Interest Paid	725.2	714.8	716.1	741.9	742.2
Overall Surplus (Deficit)	$97.8	$(253.3)	$(511.7)	$(703.1)	$(765.3)
Percentage of GDP (nominal)	0.4%	(1.0)%	(1.9)%	(2.2)%	(2.1)%

(R)	Revised figures.
(P)	Preliminary figures.
(1)	Figures exclude savings generated by Brady Bond repurchase operations, anticipated BNP dividends and the operational surplus of the Panama Canal Authority.
(2)	For the year 2010 and any subsequent year, this figure is included in the “Nonconsolidated Agencies Surplus” line item.
(3)	Excluding interest payments.

Sources: Office of the Comptroller General, Ministry of Economy and Finance and other public institutions.

International Reserves

Because Panama uses the U.S. dollar as legal tender and prints no domestic paper currency, Panama does not have foreign currency reserves in the conventional sense. In Panama, unlike in other countries, foreign currency reserves are not necessary for providing the private sector economy foreign currency to pay for imports or for supporting exchange rates for a domestic currency. Panama’s foreign currency reserves are generally considered to consist of Banco Nacional de Panamá’s (“BNP”) U.S. dollar-denominated foreign assets. As of December 31, 2012, BNP’s foreign assets increased to $2.1 billion (from $1.8 billion as of December 31, 2011), primarily due to increased liquidity and risk diversification. As of December 31, 2011, BNP’s foreign assets decreased to $1.8 billion (from $2.1 billion as of December 31, 2010), primarily due to management policies implemented that reduced foreign assets in order to invest them in the local economy. Neither BNP nor the Government currently has gold reserves.

The following table sets forth certain information regarding Panama’s international reserves at the dates indicated:

International Reserves

	2008(R)	2009(R)	2010(R)	2011	2012
Foreign Exchange(1)	2,404.7	2,624.8	2,154.3	1,754.2	2,118.3
Reserve Position in IMF(SDR Million)	11.9	11.9	11.9	11.9	11.9

(R)	Revised figures.
(1)	Foreign assets of BNP in millions of dollars

Source: International Monetary Fund (“IMF”) and BNP.

Foreign Trade and Balance of Payments

In 2012 Panama’s net exports of goods and services increased to $821.8 million, or by approximately 4.7%, as compared to 2011. In 2012, Panama’s imports of goods and services increased to $11,509.3 million, or by approximately 11.4%, as compared to 2011.

For the year ended December 31, 2012, Panama’s largest trading partners for exports were the United States, Canada and Costa Rica, with exports amounting to $161.0 million, $119.8 million and $54.3 million, respectively. For the year ended December 31, 2012, Panama’s largest trading partners for imports were the United States, China and Costa Rica, with imports amounting to $2,976.8 million, $809.8 million and $576.2 million, respectively.

The share of imports from Central American countries other than Costa Rica was 3.1% of total imports in 2012. Additionally, approximately 55.5% of Panama’s 2012 imports came from the CFZ.

For 2012, the current account balance was a $3,267.0 million deficit. For 2012, the capital and financial account balance was a $3,699.9 million surplus. For 2011, the current account balance was a $3,825.6 million deficit. For 2011, the capital and financial account balance was a $4,254.4 million surplus.

In reviewing Panamanian balance of payments statistics for merchandise imports and exports, it is also important to consider the effect of the CFZ and the significant amount of merchandise passing through it. Panama had $11.7 billion in non-CFZ merchandise imports in 2012 an increase of 11.8% from 2011), while imports to the CFZ for the same period were $14.6 billion. Similarly, Panama had $1,201.7 million in non-CFZ merchandise exports in 2012 (13.1% more than in 2011), while CFZ re-exports for the same period were $16.1 billion.

Excluding the CFZ, Panama has historically suffered large merchandise trade deficits. The deficit, excluding the CFZ, was $4.3 billion (16.5% of real GDP) in 2012, an increase of 16.1% from 2011. However, these deficits have been significantly offset by the economic value added by the CFZ. In 2012, the merchandise trade deficit including the CFZ was $5.7 billion (22.3% of real GDP), a decrease of 4.4% from 2011. Other segments within the service sector of the Panamanian economy, including ports and the Panama Canal, also help offset the merchandise trade deficit. In 2012, the service sector had a net balance of payments surplus of $5.0 billion (a 30.4% increase from 2011). In 2012, the Republic registered a current account deficit of $3,267.0 million.

The following table sets forth Panama’s balance of payments for the years 2008 through 2012:

Balance of Payments(1)

(in millions of dollars)

	2008	2009	2010(R)	2011(P)	2012(P)

Current Account:
Merchandise Trade(2)
Exports	10,323.2	12,037.5	12,675.1	16,929.1	18,872.1
Imports	(14,869.1)	(14,218.2)	(17,218.3)	(22,946.2)	(24,622.6)
Balance	(4,545.9)	(2,180.7)	(4,543.2)	(6,017.1)	(5,750.5)
Services	3,204.7	3,324.2	3,490.1	3,878.1	5,058.0
Rent(3)	(1,573.8)	(1,448.8)	(1,849.2)	(1,853.7)	(2,655.7)
Unilateral Transfers(4)	237.9	126.3	137.7	167.1	81.2
Balance	(2,677.1)	(179.0)	(2,764.6)	(3,825.6)	(3,267.0)

Capital and Financial Account:
Capital Account	56.9	30.0	42.5	8.9	—
Financial Account	2,903.8	301.8	3,010.6	4,017.3	3,681.5
Direct Investment	2,401.7	1,259.3	2,362.5	2,755.0	3,019.8
Portfolio Investment	(526.6)	302.0	(1,057.8)	(678.8)	(116.4)
Other Capital	1,028.7	(1,259.5)	1,705.9	1,941.1	778.1
Assets	(3,000.6)	(1,568.2)	(3,665.4)	(3,813.0)	(3,464.8)
Liabilities	4,029.3	308.7	5,371.3	5,754.1	4,242.9
Balance	2,960.7	331.8	3,053.1	4,026.2	3,681.5

Errors and Omissions (net)	295.8	452.9	18.7	(428.8)	(432.9)
Overall Surplus (Deficit)	283.6	122.8	288.5	200.6	414.5

Financing	(584.8)	(605.7)	(307.2)	228.2	18.4
Total Reserves	(579.4)	(605.7)	(307.2)	228.2	18.4
Use of IMF credit and IMF loans	(5.4)	—	—	—	—

(P)	Preliminary figures.
(R)	Revised figures.
(1)	Figures have been calculated pursuant to the fifth edition of the Balance of Payments Manual prepared by IMF.
(2)	Includes CFZ figures.
(3)	Includes wages and investment profits.
(4)	Unilateral transfers consist of transactions without a quid pro quo, many of which are gifts and migrant transfers.

Source: Office of the Comptroller General.

Public Debt

Internal Debt

At December 31, 2012, Panama’s public sector internal debt represented approximately 24.4% of the total public sector debt. A substantial portion of total public sector internal debt is extended by public sector sources, such as CSS and official banking institutions, and BNP in particular. As of December 31, 2012, Panama’s public sector internal debt totaled approximately $3,482.8 million, an increase of $1,579.0 million from December 31, 2011. This increase was due to the issuance of $1,364.0 of a new domestic bond maturing in 2022, as part of the Market Makers Program. Panama’s public sector internal debt as a percentage of GDP was 9.6% as of December 31, 2012.

The following table sets forth Panama’s outstanding public sector internal debt at year-end for the years 2008 through 2012:

Public Sector Internal Debt

(in millions of dollars)

	December 31,
	2008	2009	2010	2011	2012
Private Sector Sources:
Treasury notes	$565.1	$265.1	$635.1	$1,133.0	$1,133.0
Treasury bills(2)	59.0	220.8	230.0	264.1	415.1
Domestic bonds	2.2	0.0	0.0	0.0	1,364.0
Long-term private financing	35.6	33.5	29.1	24.8	20.5
Labor notes(1)	0.0	0.0	0.0	0.0	0.0
SIACAP Bonds	165.7	0.0	0.0	0.0	0.0

Total	$827.6	$519.4	$894.2	$1,421.9	$2,932.6
Public Sector Sources:
CSS	$541.2	$0.0	$0.0	$0.0	$0.0
Official banking institutions(3)	591.3	302.8	296.7	481.9	550.2

Total	$1,132.5	$302.8	$296.7	$481.9	$550.2

Total Public Sector Internal Debt	$1,960.1	$822.2	$1,191.0	$1,903.8	$3,482.8

(1)	Notes issued under the Government’s early retirement program.
(2)	Internal Floating Debt of the Republic.
(3)	The remaining unpaid overdraft debt that the Central Government incurred at BNP during the 1987-1989 period is reflected in this category.

Source: Ministry of Economy and Finance.

External Debt

As of December 31, 2012, total public sector external debt was approximately $10.8 billion, down from $10.9 billion as of December 31, 2011. Panama’s public sector external debt as a percentage of GDP was 29.7% as of December 31, 2012, as compared to 34.8% as of December 31, 2011.

As of March 31, 2013, total public sector external debt was approximately $11.0 billion, up from $10.8 billion as of December 31, 2012. Panama’s public sector external debt as a percentage of GDP was 30.4% as of March 31, 2013, as compared to 29.7% as of December 31, 2012.

The following tables set forth the composition of public sector external debt outstanding at year-end for the years 2008 through 2012 and the scheduled amortizations for public sector external debt for each of the years indicated:

Public Sector External Debt(1)

(in millions of dollars)

	December 31,
	2008	2009	2010	2011	2012
Commercial banks	$169.6	$218.8	$216.9	$216.0	$302.2
Bonds	6,747.6	8,070.6	8,070.6	8,274.1	7,725.7
Multilateral agencies	1,349.9	1,638.1	1,825.7	2,039.4	2,403.0
Bilateral entities	210.3	222.7	325.4	380.9	351.6

Total	$8,477.4	$10,150.2	$10,438.5	$10,910.4	$10,782.4

(1)	Debt stated at its outstanding principal amount and not at trading value in the secondary market. All external debt of the Republic is funded debt. Currencies other than U.S. dollars are translated into U.S. dollars at the exchange rate (selling) as of December 31, 2012.

Source: Ministry of Economy and Finance.

Public Sector External Debt Amortization

(in millions of dollars)

	2013	2014	2015	2016	2017-2037
Multilaterals
World Bank	41.6	47.7	52.8	47.1	506.9
IDB	111.7	106.4	119.0	139.3	1,463.4
IADF(1)	1.5	0.9	0.9	0.9	5.5
CAF(2)	10.1	11.7	47.2	54.9	579.6
EIB(3)	3.4	3.4	3.6	3.9	41.6
OFID(4)	0.4	1.8	1.8	1.8	15.9

Total	168.7	171.9	225.4	248.1	2,612.86

Bilaterals	17.4	28.5	26.9	26.7	257.8
Bonds	0.0	0.0	962.4	0.0	6,763.3
Commercial Debt	0.0	26.2	115.2	121.9	564.6

Total	17.4	54.7	1,104.6	148.7	7,585.7

(1)	International Agricultural Development Fund.
(2)	Andean Development Corporation.
(3)	European Investment Bank.
(4)	The OPEC Fund for International Development.

Source: Ministry of Economy and Finance.

IMF Relationship

Panama is a member of the International Monetary Fund (“IMF”). Under Article IV of the IMF’s Articles of Agreement, the IMF holds bilateral discussions with its member countries usually every year to assess their economic health. The IMF concluded its most recent Article IV consultation with Panama on January 25, 2013.

DESCRIPTION OF THE GLOBAL BONDS

Panama will issue the global bonds under the fiscal agency agreement, dated as of September 26, 1997, as amended as of September 4, 2003, between Panama and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent. Panama has appointed a registrar, paying agent and transfer agent in accordance with the fiscal agency agreement.

The following description is a summary of the material provisions of the global bonds and the fiscal agency agreement. Because it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the global bonds. Therefore, Panama urges you to read the fiscal agency agreement and the form of global bond in making your decision on whether to invest in the global bonds. Panama has filed a copy of these documents with the Commission, and copies of these documents are available at the office of the fiscal agent in New York City.

The following description of the particular terms of the global bonds offered hereby supplements and, to the extent inconsistent therewith, replaces information contained in the description of the general terms and provisions of the debt securities set forth in the prospectus.

General Terms of the Global Bonds

The global bonds:

•	will be issued in an aggregate principal amount of $750,000,000;

•	will mature at par, including any accrued and unpaid interest and after deducting principal paid with respect to the regularly scheduled amortization, on April 29, 2053;

•	will bear interest at 4.30% per annum accruing from April 29, 2013, calculated on the basis of a 360-day year, consisting of twelve 30-day months;

•	will be paid in three equal installments on April 29 of each year, beginning on April 29, 2051;

•

will pay interest semi-annually in arrears in equal installments on April 29 and October 29 of each year, beginning on October 29, 2013, to be paid to the person in whose name the global bond is registered at the close of business on the preceding April 14 or October 14, respectively;

•	will be redeemable at the option of Panama before maturity (see “—Optional Redemption”);

•	will not be entitled to the benefit of any sinking fund;

•

upon issuance, will be direct, unconditional and general obligations of Panama and will rank equally, without any preference among themselves, with all other indebtedness issued in accordance with the fiscal agency agreement and with all other unsecured and unsubordinated Indebtedness of Panama, backed by the full faith and credit of Panama for due and punctual payment and the due and timely payment of all obligations of Panama in respect thereof;

•	will be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg;

•	will be issued in fully registered book-entry form, without coupons, registered in the name of DTC or its nominee in denominations of $200,000 and integral multiples of $1,000 in excess thereof; and

•	will be available in definitive form only under certain limited circumstances.

The global bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to a significant proportion of Panama’s outstanding Public External Indebtedness and described in the accompanying prospectus. These provisions are commonly referred to as “collective action clauses.” Under these provisions, Panama may amend certain key terms of the global bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding global bonds. Additionally, if an event of default has occurred and is continuing, the global bonds may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding global bonds. Those provisions are described in the sections entitled “—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Optional Redemption

Panama will have the right at its option, upon giving not less than 30 days’ nor more than 60 days’ notice to the holders (with a copy to the Fiscal Agent) to redeem the global bonds, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the global bonds being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the global bonds being redeemed (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 25 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity of the Comparable Treasury Issue (as defined below), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the weighted average life of the global bonds to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of a comparable maturity to the weighted average life of such global bonds.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by Panama.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (ii) if Panama obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and three other dealers selected by Panama, or their affiliates which are primary United States government securities dealers, and their respective successors; provided that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), Panama will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Panama, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Panama by such Reference Treasury Dealer at 3:30 p.m., New York time on the third business day preceding such redemption date.

Payment of Principal and Interest

Panama will make payments of principal of and premium and interest on the global bonds in U.S. dollars through the fiscal agent to DTC, which will receive the funds for distribution to the holders of the global bonds. Panama expects that holders of the global bonds will be paid in accordance with the procedures of DTC and its direct and indirect participants. Neither Panama nor the fiscal agent will have any responsibility or liability for any aspect of the records of, or payments made by, DTC or any failure on the part of DTC to make payments to holders of the global bonds from the funds it receives.

If any date for an interest or principal payment is a day on which banking institutions in New York City are authorized or obligated by law or executive order to be closed, Panama will make the payment on the next New York City banking day. No interest on the global bonds will accrue as a result of this delay in payment.

If any money that Panama pays to the fiscal agent or to any paying agent for the payment of principal of or premium or interest on the global bonds is not claimed prior to the expiration of two years after such principal or premium or interest was due and paid by Panama, then the fiscal agent or paying agent will repay the money to Panama upon written request therefor. If this occurs, Panama will promptly confirm the receipt of this repayment in writing to the fiscal agent. After any such repayment, the fiscal agent or paying agent will not be liable with respect to the payments. However, Panama’s obligations to pay the principal of and premium and interest on the global bonds as they become due will not be affected by such repayment. To the extent permitted by law, the global bonds will become void unless presented for payment within five years after the maturity date thereof (or such shorter period as may be prescribed by applicable law).

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the global bonds:

a)	a default by Panama in any payment of principal of or premium on the global bonds which continues for 15 calendar days;

b)	a default by Panama in any payment of interest on the global bonds which continues for 30 calendar days;

c)	a default by Panama in the performance of any other obligation under the global bonds which continues for 60 calendar days after the holder of any global bonds has provided to the fiscal agent written notice requiring this default be remedied;

d)	an acceleration of any aggregate principal amount of public indebtedness of Panama that exceeds U.S.$25,000,000 (or its equivalent in any other currency) by reason of an event of default resulting from Panama’s failure to make any payment of principal, premium or interest under this public indebtedness when due;

e)	a failure of Panama to make any payment in respect of public indebtedness of Panama in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due (whether at stated maturity, by acceleration or otherwise), which continues for 30 calendar days after the holder of any global bonds has provided to the fiscal agent written notice requiring this default be remedied;

f)	a declaration by Panama of a moratorium with respect to the payment of principal of, or premium or interest on, public external indebtedness of Panama which does not expressly exclude the global bonds; or

g)	a denial or repudiation by Panama of its obligations under the global bonds.

If an event of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding global bonds may, by notice to the fiscal agent, declare all the global bonds to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding global bonds may not, on their own, declare the global bonds to be due and payable immediately. Holders of global bonds may exercise these rights only by providing a written demand to Panama and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the global bonds will be immediately due and payable on the date Panama receives written notice of the declaration, unless Panama has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding global bonds may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Fiscal Agent

The fiscal agency agreement contains provisions relating to the obligations and duties of the fiscal agent, to the indemnification of the fiscal agent and to the fiscal agent’s relief from responsibility for actions that it takes. The fiscal agent is entitled to enter into business transactions with Panama or any of its respective affiliates without accounting for any profit resulting from such transactions.

Paying Agents; Transfer Agents; Registrar

Panama has initially appointed The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), acting through its Corporate Trust Office in New York, as paying agent, transfer agent and registrar. Panama may at any time appoint new paying agents, transfer agents and registrars. Panama, however, will at all times maintain:

•	a principal paying agent in New York City, and

•	a registrar in New York City.

In addition, so long as the global bonds are listed on the Official List of the Luxembourg Stock Exchange and the rules of such exchange so require, Panama will maintain a paying agent and a transfer agent in Luxembourg. Panama will promptly provide notice (as described under “—Notices”) of the termination or appointment of, or of any change in the office of, any paying agent, transfer agent or registrar. Panama has initially appointed The Bank of New York Mellon (Luxembourg) S.A. as paying agent and transfer agent in Luxembourg.

Definitive Global Bonds

Panama will issue global bonds in definitive form in exchange for the book-entry securities only if:

•

DTC is unwilling or unable to continue as depositary, is ineligible to act as depositary or ceases to be a “clearing agency” registered under the U.S. Securities Exchange Act of 1934, as amended, and Panama does not appoint a qualified successor within ninety (90) days after DTC notifies Panama or Panama becomes aware that DTC is unwilling, unable or ineligible to act as depositary or is no longer registered as a “clearing agency”;

•	Panama, at its option, elects to terminate the book-entry system through DTC; or

•	an event of default with respect to the global bonds shall have occurred and be continuing.

Payments on any definitive global bonds will be made at the Corporate Trust Services Office of the fiscal agent in New York City and at the specified office of the paying agent in Luxembourg (against surrender of the relevant definitive global bond, in the case of payments of principal). You will not be charged a fee for the registration of transfers or exchanges of definitive global bonds. You may transfer any definitive registered global bond, according to the procedures in the fiscal agency agreement, by presenting and surrendering it at the office of any transfer agent.

Notices

Panama will publish notices to the holders of the global bonds in a leading newspaper having general circulation in London and New York. Panama expects that it will make such publication in the Financial Times and The Wall Street Journal. So long as the global bonds are listed on the Luxembourg Stock Exchange and the rules of that Exchange so require, Panama will publish notices to the holders of the global bonds on the website of the Luxembourg Stock Exchange (www.bourse.lu) or in a leading newspaper having general circulation in Luxembourg. Panama will consider a notice to be given on the date of its first publication.

In the case of the book-entry securities, notices also will be sent to DTC or its nominee, as the holder thereof, and DTC will communicate such notices to DTC participants in accordance with its standard procedures.

Further Issues of the Global Bonds

From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the global bonds have as of the date of issuance of such additional debt securities. Panama may also consolidate the additional debt securities to form a single series with the outstanding global bonds.

Amendments and Waivers

Panama, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the global bonds with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding global bonds that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding global bonds.

However, the holders of not less than 75% in aggregate principal amount of the outstanding global bonds, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the global bonds that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the global bonds;

•	reduce the principal amount of the global bonds;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the global bonds;

•	reduce the interest rate of the global bonds;

•	change the currency in which any amount in respect of the global bonds is payable or the place or places in which such payment is to be made;

•	shorten the period during which Panama is not permitted to redeem the global bonds, or permit Panama to redeem the global bonds if, prior to such action, Panama is not permitted to do so;

•	change Panama’s obligation to pay any additional amounts under the global bonds;

•	change the definition of “outstanding” with respect to the global bonds;

•	change the governing law provision of the global bonds;

•

change Panama’s appointment of an agent for service of process or Panama’s agreement not to claim, and to waive irrevocably, immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the global bonds;

•	change the status of the global bonds, as described under “Debt Securities—Status of the Debt Securities” in the prospectus;

•	in connection with an offer to acquire all or any portion of the global bonds, amend any event of default under the global bonds; or

•	reduce the proportion of the principal amount of the global bonds that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the global bonds; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of global bonds, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding global bonds) agrees to the change.

If both Panama and the fiscal agent agree, they may, without the vote or consent of any holder of the global bonds, modify, amend or supplement the fiscal agency agreement or the global bonds for the purpose of:

•	adding to the covenants of Panama for the benefit of the holders of the global bonds;

•	surrendering any right or power conferred upon Panama;

•	securing the global bonds pursuant to the requirements of the global bonds or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the global bonds; or

•

amending the fiscal agency agreement or the global bonds in any manner which Panama and the fiscal agent may determine and that does not adversely affect the interest of any holder of the global bonds in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of the global bonds.

For purposes of determining whether the required percentage of holders of global bonds is present at a meeting of holders for quorum purposes or has consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment, modification or supplement under the global bonds or the fiscal agency agreement, global bonds owned, directly or indirectly, by or on behalf of Panama or any political subdivision or instrumentality of Panama will be disregarded and deemed not to be “outstanding.”

Please refer to the section entitled “Meetings and Amendments” in the prospectus for information on the procedures for convening and conducting meetings of the holders of global bonds.

The global bonds and the fiscal agency agreement will be governed by the laws of the State of New York, except with respect to their authorization and execution, which will be governed by the laws of Panama.

Purchase of Global Bonds by Panama

Panama may at any time purchase any of the global bonds in any manner and for any consideration. All global bonds which are purchased by or on behalf of Panama may be held, resold or surrendered for cancellation.

Listing

Application has been made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

GLOBAL CLEARANCE AND SETTLEMENT

Panama has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, and Panama takes responsibility for the accurate reproduction of this information. Panama takes no responsibility, however, for the accuracy of this information. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Panama, the fiscal agent, the registrar, the paying agent nor the transfer agent will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will Panama, the fiscal agent, the registrar, the paying agent or the transfer agent be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions between its participants. It does this through electronic book-entry changes in accounts of its participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by institutions such as NYSE Euronext and The NASDAQ OMX Group, Inc.

Euroclear and Clearstream, Luxembourg

Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement, and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream, Luxembourg participants.

Distributions with respect to global bonds held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg participants in accordance with its rules and procedures to the extent received by the depositary for Clearstream, Luxembourg.

Ownership of Bonds through DTC, Euroclear and Clearstream, Luxembourg

Panama will issue the global bonds in the form of one or more fully registered book-entry securities, registered in the name of Cede & Co. or another nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry securities. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interest in the book-entry securities through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the book-entry securities in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

Panama and the fiscal agent generally will treat the registered holder of the global bonds, initially Cede & Co. (or such other nominee as DTC shall have designated), as the absolute owner of the global bonds for all purposes. Once Panama and the fiscal agent make payments to the registered holders, Panama and the fiscal agent will no longer be liable on the global bonds for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry securities, you must rely on the procedures of the institutions through which you hold your interests in the book-entry securities (including DTC, Euroclear, Clearstream, Luxembourg and their participants) to exercise any of the rights granted to the holder of the book-entry securities. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry securities, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global bonds through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the global bonds. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the global bonds or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

The fiscal agent will not charge you any fees for the global bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed global bonds. However, you may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global bonds to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge beneficial interests in the global bonds to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the global bonds among themselves in the ordinary way according to DTC rules.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the global bonds among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When the global bonds are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the global bonds and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the global bonds will be credited to the depositary’s account. After settlement has been completed, DTC will credit the global bonds to Euroclear or Clearstream, Luxembourg. Euroclear or Clearstream, Luxembourg will credit the global bonds, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the global bonds on the value date. The most direct way of doing this is to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date) either from cash on hand or existing lines of credit. Under this approach, however, participants take on credit exposure to Euroclear or Clearstream, Luxembourg until the global bonds are credited to their accounts one day later.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the global bonds can use its usual procedures for transferring global bonds to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer global bonds through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the global bonds to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

TAXATION

Panamanian Taxation

The following is a summary of certain Panamanian income and estate tax considerations that may be relevant to a prospective investor in the global bonds. The summary is based on laws, decrees, regulations, rulings and judicial and administrative interpretations in effect on the date of this prospectus supplement, all of which are subject to change. This summary is not intended to constitute a complete analysis of the tax consequences under Panamanian law of an investment in the global bonds. Prospective holders of the global bonds should consult their own tax advisors to determine the tax consequences arising from the purchase, ownership and disposition of the global bonds.

Taxation of Global Bonds

Interest payable on the global bonds will not be subject to income tax or withholding requirements in Panama. Gains realized by a holder of the global bonds on the sale or other disposition of the global bonds will be exempt from income or capital gain tax in Panama. Losses recognized on the sale or disposition of global bonds will be disallowed as a deduction for income tax purposes. Transfers of global bonds are not subject to stamp or estate taxes in Panama.

U.S. Taxation

The following describes the material U.S. federal income tax consequences of the receipt, ownership and disposition of a global bond acquired pursuant to this offering. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as in effect on the date of this prospectus supplement. All of these laws and authorities are subject to change at any time, perhaps with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussions set forth in this summary. This summary does not cover any state, local, non-U.S. or other tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

This summary deals only with holders that hold a global bond as a capital asset as defined in the U.S. federal tax laws (generally, assets held for investment). This summary does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). Also, this summary does not address tax considerations applicable to special classes of holders, such as:

•	investors who do not purchase the global bonds in the offering at the offering price;

•	dealers in securities or currencies, certain securities traders, banks, regulated investment companies, real estate investment trusts, tax-exempt organizations and life insurance companies;

•	persons that hold global bonds as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons holding the global bonds through partnerships or other pass-through entities; and

•	U.S. Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a global bond, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership.

You should consult your own tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the global bonds in light of your particular circumstances, as well as the effect of any relevant state, local, non-U.S. or other tax laws.

U.S. Holders

The following discussion applies to you if you are a U.S. Holder. As used herein, a “U.S. Holder” means a beneficial owner of a global bond who or that is:

•	an individual citizen or resident of the United States for U.S. federal tax purposes;

•	a corporation created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons as defined in the Code (each a “U.S. Person”) have the authority to control all substantial decisions of the trust, or that was in existence on August 20, 1996 and that has made a valid election under U.S. Treasury regulations to be treated as a domestic trust.

If you are not a U.S. Holder, this discussion does not apply to you and you should refer to “—Non-U.S. Holders” below.

Interest on a Global Bond. We expect, and the remainder of this discussion assumes, that the global bonds will be issued at par or at a discount that is de minimis for U.S. federal income tax purposes. Accordingly, payments or accruals of stated interest on a global bond generally will be taxable to you as ordinary income at the time they are accrued or actually or constructively received, depending on your method of accounting for tax purposes. However, the first payment of stated interest on a global bond will generally not be includable in your income to the extent that it reflects pre-issuance accrued interest, but will instead reduce your adjusted tax basis in your global bond.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. Interest paid by Panama on a global bond will constitute income from sources outside the United States and, under the foreign tax credit rules, that interest will, depending on your circumstances, be “passive” or “general” category income for purposes of computing the foreign tax credit allowable to you under the U.S. federal income tax laws. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the global bonds, including withholding tax on payments of such additional amounts.

Disposition of a Global Bond. You generally will recognize capital gain or loss on the sale, exchange, retirement, redemption or other taxable disposition of a global bond equal to the difference between the amount realized on the sale, exchange, retirement, redemption or other taxable disposition of a global bond (not including any amounts attributable to accrued but unpaid interest) and your tax basis in the global bond. Your amount realized is the sum of cash plus the fair market value of any property received upon the sale, exchange, retirement, redemption or other taxable disposition of a global bond. Your tax basis in a global bond generally will equal its cost to you decreased (but not below zero) by any cash payments of principal, if any, that you have received with respect to the global bonds. Such capital gain or loss will be long-term capital gain or loss if the global bond was held for more than one year, and will be short-term capital gain or loss if you held the global bond for one year or less. Under current law, net capital gains of individuals may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any gain or loss you recognize on the sale, exchange, retirement, redemption or other taxable disposition of a global bond generally will be treated as income from sources within the United States or loss allocable to income from sources within the United States for foreign tax credit limitation purposes.

Medicare Tax. For taxable years beginning after December 31, 2012, if you are a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, you are subject to a 3.8% tax on the lesser of (i) your “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of your modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). Your net investment income generally includes your interest income and your net gains from the disposition of a global bond, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year generally will be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on the holder’s circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by certain financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in non-U.S. entities. The global bonds may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisors regarding your obligation to file information reports with respect to the global bonds.

Non-U.S. Holders

The following discussion applies to you if you are a beneficial owner of a global bond and are not a U.S. Holder as defined above (“non-U.S. Holder”).

Interest on a Global Bond. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on payments of interest and any additional amounts on a global bond unless the interest is effectively connected with your conduct of a trade or business within the United States (or, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States.). In that case, you generally will be subject to U.S. federal income tax in respect of such interest in the same manner as a U.S. Holder, as described above. If you are a corporation you may, in certain circumstances, also be subject to an additional “branch profits tax” in respect of any such effectively connected interest income currently imposed at a 30% rate (or, if attributable to a permanent establishment maintained by you within the United States, a lower rate under an applicable tax treaty).

Disposition of a Global Bond. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax on any capital gain realized on the sale, exchange, retirement, redemption or other taxable disposition of a global bond unless: (1) the gain is effectively connected with your conduct of a trade or business within the United States (or, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States.); or (2) you are an individual who is present in the United States for a total of 183 days or more during the taxable year in which the gain is realized, and either: (i) the gain is attributable to an office or fixed place of business maintained by you in the United States; or (ii) you have a “tax home” in the United States.

If you are a non-U.S. Holder described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a foreign corporation, you may also be subject to the branch profits tax as described above. If you are a non-U.S. Holder described under (2) above, you generally will be subject to a flat 30% tax on the gain derived from the sale, exchange, retirement, redemption or other taxable disposition of a global bond, which may be offset by certain U.S. capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a global bond generally will be treated in the same manner as payments of interest, as described above under “—Interest on a Global Bond.”

Backup Withholding and Information Reporting. If you are a non-corporate U.S. Holder, information reporting requirements generally will apply to payments of principal and interest on a global bond if such payments are made within the United States. Such payments will be considered made within the United States if transferred to an account maintained in the United States or mailed to a United States address, and the amount is paid by or through a custodian, nominee or other agent that is a U.S. Controlled Person, as defined below. Backup withholding will apply to such payments if you are a non-corporate U.S. Holder that (i) fails to provide an accurate taxpayer identification number, (ii) in the case of interest payments, fails to certify that you are not subject to backup withholding, or (iii) is notified by the U.S. Internal Revenue Service (the “IRS”) that you have failed to report all interest and dividends required to be shown on your U.S. federal income tax returns.

If you are a non-U.S. Holder, backup withholding and information reporting generally will not apply to payments of principal and interest on a global bond, but you may be required to comply with certification and identification procedures or otherwise establish an exemption. The payment of proceeds of a sale or redemption of a global bond effected at the U.S. office of a broker will generally be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale effected at a foreign office of a broker that is a U.S. Controlled Person, unless the broker has documentary evidence that you are not a U.S. Person (and has no actual knowledge or reason to know to the contrary) or you otherwise establish an exemption. The backup withholding rules will apply to such payments if the broker has actual knowledge that you are a U.S. Person.

A “U.S. Controlled Person” is:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is derived for tax purposes from a U.S. trade or business for a specified three-year period; or

•	a foreign partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a holder of a global bond generally will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability as long as the holder provides the required information to the IRS.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement incorporated by reference in the terms agreement dated April 22, 2013, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as the underwriters have severally agreed to purchase, and Panama has agreed to sell to the underwriters, the principal amount of the global bonds indicated in the following table:

Underwriter	Principal Amount
Credit Suisse Securities (USA) LLC	US$	375,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	US$	375,000,000
Total	US$	750,000,000

Global bonds sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. If the global bonds are not all sold at the initial offering price, the underwriters may change the offering price and the other offering terms.

Government-related entities in Panama may purchase a portion of the global bonds.

The underwriters are offering the global bonds subject to their acceptance of the global bonds from Panama and subject to prior sale. The terms agreement provides that the obligation of the underwriters to pay for and accept delivery of the global bonds is subject to certain conditions. The underwriters are obligated to take and pay for all of the global bonds if any are taken.

Delivery of the global bonds will be made against payment on or about the fifth business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle on T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

In connection with the offering of the global bonds, the underwriters may purchase and sell global bonds in the open market. These transactions may include stabilizing transactions and purchases to cover short positions created by the underwriters, for themselves or a syndicate, if there is a syndicate, in connection with the invitation. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities. Short positions created by the underwriters, for themselves or a syndicate, if there is a syndicate, involve the sale by the underwriters of a greater number of securities than they own or have a right to purchase. These activities may stabilize, maintain or otherwise affect the market prices of the global bonds, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on the Luxembourg Stock Exchange, in the over-the-counter market or otherwise.

The global bonds are a new issue of securities with no established trading market. Panama has been advised by the underwriters that they presently intend to make a market in the global bonds after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Panama cannot assure the liquidity of the trading market for the global bonds or that an active public market for the global bonds will develop. If an active public trading market for the global bond does not develop, the market price and liquidity of the global bonds may be adversely affected. If the global bonds are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, Panama’s operating performance and financial condition, general economic conditions and other factors.

The global bonds are being offered for sale in jurisdictions in the United States, Europe and Asia where it is legal to make such offers. The underwriters have represented and have agreed that they have not offered, sold or delivered and will not offer, sell or deliver any of the global bonds, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other material relating to the global bonds, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof, and will not impose any obligations on Panama except as set forth in the terms agreement and underwriting agreement.

Each underwriter has agreed that, with respect to those jurisdictions where Directive 2003/71/EC (the “Prospectus Directive”) applies, it will comply with either the Prospectus Directive or an applicable exemption.

Panama has agreed that it will not offer, sell, contract to sell or otherwise dispose of any debt securities of Panama, guaranteed by Panama or any agency or enterprise controlled by Panama that are substantially similar to the global bonds, are denominated in U.S. dollars, are to be placed outside Panama and which have tenors substantially similar to the global bonds, during the period beginning the date of this prospectus supplement and continuing to, and including, the completion of the distribution of the global bonds, without prior written consent of the underwriters, except as such debt securities are issued in connection with the eligible bond exchange.

Panama has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and will contribute to payments that the underwriters may be required to make in respect of those liabilities.

The underwriters are offering global bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the global bonds, and other conditions contained in the terms agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The address of Credit Suisse Securities (USA) LLC is 11 Madison Avenue, New York, New York 10010. The address of Merrill Lynch, Pierce, Fenner & Smith Incorporated is One Bryant Park, New York, New York 10036.

Other Relationships

The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Panama or its instrumentalities. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Panama or its instrumentalities. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in Panama’s securities, including potentially the global bonds offered hereby. Any such short positions could adversely affect future trading prices of the global bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the United Kingdom

In the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

VALIDITY OF THE GLOBAL BONDS

The validity of the global bonds will be passed upon for Panama by Lic. Oscar Ceville, Procurador de la Administración of Panama, or by a duly authorized attorney of the Procuraduría de la Administración, and by Arnold & Porter LLP, New York, New York, United States counsel to Panama, and for the underwriters by Sullivan & Cromwell LLP, New York, New York, United States counsel to the underwriters, and by Morgan & Morgan, Panamanian counsel to the underwriters. As to all matters of Panamanian law, Arnold & Porter LLP may rely on the opinion of the Procurador de la Administración, and Sullivan & Cromwell LLP may rely on the opinion of Morgan & Morgan and the Procurador de la Administración or a duly authorized attorney of the Procuraduría de la Administración. As to all matters of United States law, the Procurador de la Administración may rely on the opinion of Arnold & Porter LLP and Morgan & Morgan may rely on the opinion of Sullivan & Cromwell LLP.

OFFICIAL STATEMENTS AND DOCUMENTS

Information included herein is identified as being derived from a publication of, or supplied by, Panama or one of its agencies or instrumentalities and is included on the authority of that publication as a public official document of Panama. All other information is included as a public official statement made on the authority of the Minister of Economy and Finance of Panama.

GENERAL INFORMATION

Due Authorization

Panama is authorized to issue the global bonds pursuant to Cabinet Decree No. 10 dated April 9, 2013.

Listing

Application has been made to list the global bonds on the Luxembourg Stock Exchange and to have the global bonds admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Litigation

Except as described herein and in any documents incorporated herein by reference, neither Panama nor any governmental agency of Panama is involved in any litigation or arbitration or administrative proceedings relative to claims or amounts that are material in the context of the issuance of the global bonds and that would materially and adversely affect Panama’s ability to meet its obligations under the global bonds and the fiscal agency agreement with respect to the global bonds. No such litigation or arbitration or administrative proceedings are pending or, so far as Panama is aware, threatened.

Documents Relating to the Global Bonds

Copies of the fiscal agency agreement and the form of global bond may be inspected during normal business hours on any day, except Saturdays, Sundays and public holidays, at the office of the fiscal agent or paying agent specified on the inside back cover of this prospectus supplement.

Where You Can Find More Information on Panama

Panama has filed its annual report for 2011 on Form 18-K (except for certain exhibits) with the SEC electronically. Panama’s SEC filings are available to the public on the SEC’s website at http://www.sec.gov.

Such annual report on Form 18-K, together with its exhibits and amendments filed with the SEC before the end of the offering of the global bonds, is considered part of and incorporated by reference in this prospectus supplement.

If any global bonds are listed on the Luxembourg Stock Exchange, copies of the most recent Panamá en Cifras (as or when available), or if Panamá en Cifras ceases to be published, comparable economic information of the Office of the Comptroller General, and any documents incorporated by reference in this prospectus supplement may be obtained in English at the office of the listing agent for the global bonds and at the office of the fiscal agent during usual business hours on any day (Saturdays, Sundays and public holidays excepted).

Clearing

The global bonds have been accepted for clearance through DTC, Euroclear and Clearstream, Luxembourg (ISIN: US698299BB98, Common Code: 092395154, CUSIP: 698299 BB9).

PROSPECTUS

REPUBLIC OF PANAMA

$2,500,000,000

Debt Securities

Warrants

Panama or Banco Nacional de Panamá (BNP), acting not in its individual capacity but solely as trustee of the Fondo Fiduciario para el Desarrollo, a trust formed under the laws of the Republic of Panama and referred to as the Fiduciary Fund (BNP, in such capacity, being referred to as the selling securityholder), may offer up to $2,500,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities with or without warrants or other similar securities to purchase, sell or exchange debt securities. As of the date of this Prospectus, Panama has sold an aggregate principal amount of $509,680,000 of debt securities covered hereby. Panama will not receive any proceeds from any sales of debt securities or warrants made by the selling securityholder.

Panama or the selling securityholder may offer any combination of debt securities and/or warrants from time to time in one or more offerings. Panama will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Panama or the selling securityholder may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Panama has not authorized anyone to provide you with different or additional information. Panama is not making an offer of these debt securities or warrants in any place where the offer is not permitted by law. You should assume that the information in this prospectus, the prospectus supplement accompanying this prospectus and the documents incorporated by reference is accurate only as of the respective dates of those documents.

The date of this prospectus is December 16, 2009.

WHERE YOU CAN FIND MORE INFORMATION

Panama voluntarily files annual reports with the Securities and Exchange Commission, or the SEC. These reports and any amendments to these reports include certain financial, statistical and other information about Panama, and may be accompanied by exhibits. You may read and copy any document Panama files with the SEC at the SEC’s public reference room in Washington, D.C. You may also obtain copies of these documents from the public reference room in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to http://www.sec.gov, where the SEC maintains an Internet site that contains reports and other information filed by Panama.

The SEC allows Panama to “incorporate by reference” into this prospectus the information Panama files with it. This means that Panama can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Panama incorporates by reference the following documents:

•	Panama’s Annual Report on Form 18-K for the year ended December 31, 2008; and

•	All amendments to Panama’s Annual Report on Form 18-K for the year ended December 31, 2008 filed prior to the date of this prospectus;

•	Any amendment on Form 18-K/A to the 2008 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities.

Panama also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities and warrants covered by this prospectus. Each time

Panama files a document with the SEC that is incorporated by reference, the information in that document automatically updates information contained in previously filed documents.

You may request a free copy of these filings by writing or calling the Embassy of Panama at the following address:

Embassy of Panama

2862 McGill Terrace, N.W.

Washington, D.C. 20008

Attn: Finance Section

(202) 483-1407

DATA DISSEMINATION

Panama is a participant in the General Data Dissemination System of the International Monetary Fund, or the IMF. Countries that participate in the General Data Dissemination System make a commitment to use it as a framework to develop national systems to produce and disseminate economic, financial and socio-demographic data. Participation in the General Data Dissemination System is voluntary. As a participant, Panama has committed to undertaking to:

•	designate a country coordinator to act as the main contact with the IMF staff on all issues relating to Panama’s participation in and implementation of the General Data Dissemination System; and

•

prepare descriptions of Panama’s statistical practices that the IMF will post on its Dissemination Standards Bulletin Board. These descriptions, or “metadata,” are intended to cover Panama’s current statistical production and dissemination practices as well as plans for short- and medium-term improvements and, if applicable, associated technical and other assistance required to implement these plans.

The metadata prepared by participants in the General Data Dissemination System may be found on the IMF’s Dissemination Standard Bulletin Board. The Internet website is located at http://dsbb.imf.org/Applications/web/dsbbhome. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator,” and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Panama will use the net proceeds from the sale of the securities for the general governmental purposes of Panama, including the refinancing of domestic and external indebtedness of Panama and for other budgetary purposes. Unless otherwise specified in the applicable prospectus supplement, Panama will not receive any proceeds from any sales of debt securities or warrants made by the selling securityholder.

DEBT SECURITIES

Panama may issue debt securities, with or without warrants, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Panama and the fiscal agent. The financial terms and other specific terms of a particular series of debt securities will be described in a prospectus supplement relating to such securities. If the terms or conditions described in the prospectus supplement that relates to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Glossary” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms:

•	the specific title or designation of the debt securities;

•	the principal amount of the debt securities;

•	the price of the debt securities;

•	the stated maturity date on which Panama must repay principal;

•	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the dates when any interest payments will be made;

•	the date or dates from which any interest will accrue;

•	the record dates for any interest payable on an interest payment date;

•	the circumstances and terms, if any, under which Panama may redeem the debt securities before maturity;

•

the circumstances and terms, if any, under which the holders of the debt securities may obligate Panama to redeem, repurchase or repay their respective securities pursuant to any sinking fund or analogous provisions or at the option of those holders;

•	the currency or currencies in which such debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

•	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

•	if any amount payable in respect of the debt securities will be determined based on an index or formula, the method by which such amount will be determined;

•	if the debt securities will be issued upon the exchange or conversion of other debt securities, the specific terms relating to this exchange or conversion;

•	whether any part or all of the debt securities will be in the form of a global security and the circumstances in which a global security will be exchangeable for certificated (physical) securities;

•	if the debt securities will be listed, the stock exchange on which they will be listed;

•	whether the debt securities will be designated “Collective Action Securities” (as described under the heading “Collective Action Securities” below); and

•	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any U.S. federal or Panamanian income tax consequences and special considerations applicable to that particular series of debt securities.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Panama. After the return of these moneys to Panama, the holder of this debt security may thereafter look only to Panama for any payment.

Panama may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Panama and is not a trustee for the holders of the debt securities.

Status of the Debt Securities

The debt securities will be direct, unconditional and general obligations of Panama. Except as described under the heading “Negative Pledge” below, the debt securities are unsecured obligations of Panama. Panama has pledged its full faith and credit for the due and punctual payment of principal, premium, if any, and interest on the debt securities.

The debt securities of each series will rank equally in right of payment with all other indebtedness issued in accordance with the fiscal agency agreement and with all other unsecured and unsubordinated Indebtedness of Panama.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and integral multiples of $1,000.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Payment

Unless otherwise specified in the applicable prospectus supplement, principal of and interest and premium (if any) on the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent to the registered holders of the debt securities on the related record date.

The register of holders of debt securities will be kept at the New York office of the fiscal agent.

Negative Pledge

Panama undertakes with respect to each series of debt securities that, as long as any debt securities of that series remain outstanding, it will not create or permit to subsist any Lien upon the whole or any part of its assets or revenues to secure any Public External Indebtedness of Panama, unless:

•	the debt securities of such series are secured equally and ratably with such Public External Indebtedness; or

•

the debt securities of such series have the benefit of such other security, guarantee, indemnity or other arrangement as shall be approved by the holders of the debt securities of such series as provided under the heading “Meetings and Amendments” below.

Notwithstanding the foregoing, Panama may create or permit to subsist:

•

any Lien upon property to secure Public External Indebtedness of Panama incurred for the purpose of financing the acquisition of such property and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;

•

any Lien existing on such property at the time of its acquisition to secure Public External Indebtedness of Panama and any renewal or extension of any such Lien which is limited to the original property covered thereby and which secures only the renewal or extension of the original secured financing;

•	any Lien in existence on the date of the fiscal agency agreement, including any renewal or extension thereof which secures only the renewal or extension of the original secured financing;

•

any Lien contemplated as of July 17, 1996 under the agreements (as they may be amended) implementing the Republic of Panama 1995 Financing Plan dated October 4, 1995 sent to the international financial community with the communication dated September 15, 1995 from the Minister of Planning and Economic Policy of Panama and explanatory communications relating thereto and implementing documentation therefor, including any Lien to secure obligations under the collateralized bonds issued thereunder (the “Collateralized Bonds”);

•

any Lien securing Public External Indebtedness of Panama issued upon surrender for cancellation of the Collateralized Bonds or the principal amount of any indebtedness of Panama outstanding as of the date of the 1995 Financing Plan, in each case, to the extent such Lien is created to secure such Public External Indebtedness on a basis comparable to the Collateralized Bonds and the principal amount of Public External Indebtedness so secured is no greater than the principal amount of Collateralized Bonds or such other indebtedness so cancelled;

•

any Lien securing Public External Indebtedness incurred for the purpose of financing all or part of the costs of the acquisition, construction or development of a project and any renewal or extension of such Lien, provided that:

•

the holders of such Public External Indebtedness expressly agree to limit their recourse to the assets and revenues of such project as the principal source of repayment of such Public External Indebtedness; and

•	the property over which such Lien is granted consists solely of such assets and revenues;

•

any Lien on the properties or revenues of the Development Trust Fund created by Republic of Panama Law No. 20 of May 15, 1995, provided that the equivalent in U.S. dollars of the amount secured by such Liens shall not at any time exceed the amount of all contributions to the Development Trust Fund from:

•	the net proceeds from the privatization of publicly owned companies or the initial payment for concessions granted to the private sector;

•	the proceeds from sales conducted of any Interoceanic Region Assets by the Interoceanic Region Authority;

•	sums bequeathed or donated to the Development Trust Fund by any person other than Panama or any governmental agency or affiliate thereof; and

•

any earnings on properties or revenues received pursuant to the three bullet points immediately above, and any renewal or extension of any such Lien which is limited to the original properties or revenues covered thereby; and

•

Liens in addition to those permitted under the bullet points above, and any renewal or extension thereof, provided that the aggregate amount of Public External Indebtedness secured by such additional Liens shall not exceed the equivalent of $25,000,000.

Default

Each of the following events will be an event of default with respect to each series of debt securities:

(a) default by Panama in any payment of principal of any debt securities of such series for 15 days;

(b) default by Panama in any payment of interest on any debt securities of such series for 30 days;

(c) failure of Panama to perform any other obligation under the debt securities of that series, which continues for 60 days after the holder of any debt securities of that series provides to the fiscal agent written notice requiring that such default be remedied;

(d) acceleration of any aggregate principal amount of Public Indebtedness of Panama that exceeds $25,000,000 (or its equivalent in any other currency) by reason of an event of default (however described) arising from Panama’s failure to make any payment of principal or interest thereunder when due;

(e) failure of Panama to make any payment in respect of the Public Indebtedness of Panama in an aggregate principal amount in excess of $25,000,000 (or its equivalent in any other currency) when due, which continues for 30 days after the holder of any debt securities of that series provides to the fiscal agent written notice requiring that such default be remedied;

(f) declaration by Panama of a moratorium with respect to the payment of principal of, or premium or interest on, Public External Indebtedness of Panama which does not expressly exclude the debt securities of that series; or

(g) denial or repudiation by Panama of its obligations under the debt securities of that series.

Acceleration of Maturity

The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities – Acceleration of Maturity” below for a description of the corresponding terms of Collective Action Securities.

If an event of default described in clause (a), (b), (f) or (g) under the heading “Default” above occurs with respect to any series of debt securities, then each registered holder of debt securities of that series may declare the principal of and any accrued interest on the debt securities it holds immediately due and payable.

If an event of default described in clause (c), (d) or (e) under the heading “Default” above occurs with respect to any series of debt securities, then the holders of not less than 25% in principal amount of all debt securities of that series then outstanding may declare the principal of and any accrued interest on all the debt securities of that series then outstanding immediately due and payable. Debt securities held directly or indirectly by or on behalf of

Panama or any political subdivision or instrumentality thereof shall not be considered “outstanding” for this purpose.

Holders of debt securities may exercise these rights only by providing a written demand to Panama and the fiscal agent at its New York office at a time when the event of default is continuing.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity at the option of Panama or the registered holders of these debt securities.

Panama may at any time purchase debt securities in any manner and for any price. These debt securities purchased by Panama may, at its discretion, be held, resold or cancelled.

Meetings and Amendments

General. A meeting of holders of debt securities of any series may be called at any time:

•	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

•	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Panama may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting would be held at the time and place determined by Panama. If an event of default occurs and Panama or the holders of at least 10% of the aggregate principal amount of the outstanding debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding” debt securities do not include:

•	debt securities cancelled by or delivered for cancellation to the fiscal agent;

•	debt securities held for reissuance but not reissued by the fiscal agent;

•	debt securities called for redemption;

•	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for; or

•	debt securities of a series that have been substituted with another series of debt securities.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 to 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 10 and 60 days before the meeting date.

Voting; Quorum. A person who holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities.

If a quorum is not present within 30 minutes of the time appointed for the meeting, the meeting may be adjourned for a period of at least 10 days as determined by the chairman of the meeting prior to the adjournment of the meeting. If the meeting is convened at the request of the holders, however, then the meeting shall be dissolved.

In the absence of a quorum at an adjourned meeting, this adjourned meeting may be further adjourned for a period of at least 10 days as determined by the chairman of the meeting. Notice of the reconvening of an adjourned meeting shall be given only once. This notice shall state expressly the percentage of the principal amount of the outstanding debt securities of that series which shall constitute a quorum. Subject to the foregoing, at the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities of a series shall constitute a quorum with respect to that series of debt securities for the taking of any action set forth in the notice of the original meeting.

In addition, any meeting at which a quorum is present may be adjourned by the vote of a majority of the principal amount of the outstanding debt securities of the series represented at the meeting, and the meeting may be held as so adjourned without further notice.

If a quorum is present at the meeting, any resolution and all matters (other than those matters identified below that require the consent of all holders of the debt securities of a series) shall be effectively passed or decided by the vote of the persons entitled to vote 66 2/3% in aggregate principal amount of the outstanding debt securities of such series represented and voting at the meeting.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

•	the proof of the holding of debt securities of a series;

•	the appointment of proxies in respect of holders of registered debt securities of a series;

•	the record date for determining the registered owners of registered debt securities of a series;

•	the adjournment and chairmanship of such meeting;

•	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

•	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Chairman. The fiscal agent will appoint a temporary chairman of the meeting by an instrument in writing. If Panama or the holders of the debt securities of a series called the meeting, however, then Panama or the holders calling the meeting, as the case may be, will appoint a temporary chairman by an instrument in writing.

A permanent chairman and a permanent secretary of the meeting shall be elected by the vote of the persons entitled to vote a majority of the principal amount of the outstanding debt securities of the series represented and voting at the meeting. The chairman of the meeting shall have no right to vote, except as a holder of debt securities of that series or proxy.

Record. A record, and at least one duplicate, of the proceedings of each meeting of holders will be prepared. One copy of the record of each meeting will be delivered to Panama and another to the fiscal agent to be preserved by the fiscal agent.

Amendments. (The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities – Amendments and Waivers” below for a description of the corresponding terms of Collective Action Securities). Unless the unanimous consent of holders of debt securities of an affected series is required as specified below, with

•

the affirmative vote, in person or by proxy, of the holders of at least 66 2/3% of the aggregate principal amount of the outstanding debt securities of a series represented and voting at a duly called and held meeting; or

•	the written consent of the holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of a series:

(i) Panama and the fiscal agent may modify, amend or supplement the terms of the debt securities of a series or, insofar as it affects the debt securities of that series, the fiscal agency agreement, in any way and (ii) holders of debt securities of a series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or action provided by the fiscal agency agreement or the debt securities of such series to be made, given or taken by holders of debt securities of such series.

The following actions may only be taken with the written consent or affirmative vote of the holder of each debt security of an affected series:

•	changing the due date for the payment of the principal of, any installment of interest on, or premium (if any) on the debt securities of such series;

•	reducing the principal amount of the debt securities of such series;

•	reducing the portion of the principal amount which is payable in the event of an acceleration of the maturity of the debt securities of such series;

•	reducing the interest rate on the debt securities of such series;

•	reducing the premium, if any, payable upon the redemption of any debt securities of such series;

•	changing the currency in which any amount in respect of the debt securities of that series is payable;

•	changing the required places at which any amount in respect of the debt securities of that series is payable;

•	shortening the period during which Panama is not permitted to redeem the debt securities of that series;

•	permitting Panama to redeem the debt securities of the affected series, if Panama is not otherwise permitted to redeem the debt securities of that series;

•	reducing the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series, or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action; or

•	changing the obligation of Panama to pay additional amounts under the debt securities of that series.

Panama and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Panama;

•	surrendering any right or power conferred upon Panama;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	correcting any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•

amending the fiscal agency agreement or the debt securities of that series in any manner that Panama and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

Judgment Currency

If a court renders a judgment in respect of amounts due to a holder of a debt security permitting Panama to pay such amounts in a currency (“judgment currency”) other than the currency in which the debt security was required to be paid by its terms (“debt security currency”), Panama and such holder are deemed to have agreed, to the fullest extent permitted under applicable law, that:

•

the rate of exchange for determining the amount of such judgment shall be based on the rate at which such holder, using normal banking procedures, could purchase the debt security currency with the judgment currency in the relevant principal financial center for the debt security currency, two business days preceding the date of such judgment; and

•

if on the business day following the holder’s receipt of such payment in the judgment currency, such holder is not able, in accordance with normal banking procedures, to purchase with the judgment currency at least the amount of debt security currency that was due to him under the original terms of the debt security, Panama will indemnify such holder for the shortfall; if such holder is able to purchase with such judgment currency an amount of debt security currency greater than that to which he would have been entitled, and if all of Panama’s obligations to such holder under the debt securities are fully paid, such holder agrees to remit any excess to Panama.

Tax Withholding; Payment of Additional Amounts

All payments of principal and interest in respect of the debt securities of any series by Panama will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by Panama or any other jurisdiction from which or through which payment is made to holders of debt securities in respect of the debt securities, or any political subdivision or authority of or in Panama or such other jurisdiction, having power to tax (together, “Taxes”), unless such withholding or deduction is required by law. In that event, Panama shall pay such additional amounts as will result in receipt by the holders of debt securities of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable with respect to any debt security of any series:

(a) to a holder where such holder is liable to pay such Taxes in respect of any debt security of such series by reason of such holder’s having some connection with Panama other than the mere holding of such debt security of such series or the receipt of principal and interest in respect thereof;

(b) to a holder who is liable for such Taxes by reason of such holder’s failure to comply with any reasonable certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Panama, or any political subdivision or taxing authority of or in Panama, of such holder or the holder of any interest in such debt security of such series or rights in respect thereof, if compliance is required by Panama, or any political subdivision or taxing authority of or in Panama, as a precondition to exemption from such deduction or withholding; provided, however, that the limitations on Panama’s obligations to pay additional amounts shall not apply if such certification, identification, or other reporting requirements would be materially more onerous, in form, in procedure, or in substance of information disclosed by the relevant holders or beneficial owners than comparable information or other reporting requirements imposed by United States tax law, regulation or administrative practice; or

(c) to a holder who is liable for such Taxes by reason of the failure of such holder to present such holder’s debt security for payment (where such presentation is required) within 30 calendar days after the date on which such payment thereof became due and payable or is duly provided for and notice thereof is given to the holder, whichever occurs later, except to the extent that such holder would have been entitled to additional amounts in respect of such Taxes on presenting such debt security for payment on any date within such 30 calendar days.

Any reference in this prospectus to “principal” and/or “interest” shall be deemed to include any additional amounts that may be payable under the debt securities.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

•	the depositary notifies Panama that it is unwilling, unable or no longer qualified to continue to act as depositary and Panama does not appoint a successor depositary within 90 days;

•	at any time Panama decides it no longer wishes to have all or part of the debt securities represented by a global security; or

•	an event of default has occurred and is continuing with respect to the series of debt securities represented by the global security.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. Unless otherwise specified in the prospectus supplement, these certificated (physical) debt securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and integral multiples of $1,000.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	you cannot have debt securities registered in your name for so long as they are represented by the global security;

•	you cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

•	you will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

•	you cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

•	all payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons who hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

When the depositary receives payment of principal or any premium or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Panama has no responsibility or liability for the records of the depositary or its participants relating to the ownership of beneficial interests in the global security. Also, Panama is not responsible for maintaining, supervising or reviewing those records or payments. Panama has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

COLLECTIVE ACTION SECURITIES

Panama may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities. Collective Action Securities will have the same terms and conditions as the securities described under the heading “Debt Securities” above, except that such Collective Action Securities shall contain different provisions relating to certain aspects of default, acceleration and voting on amendments, modifications, changes and waivers, as follows:

Acceleration of Maturity

If an event of default described under the heading “Debt Securities – Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of debt securities of that series may exercise these rights only by providing a written demand to Panama and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Panama receives written notice of the declaration, unless Panama has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Amendments and Waivers

•

Panama, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 75% in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the debt securities of that series;

•	reduce the principal amount of the debt securities of that series;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

•	reduce the interest rate or the premium payable upon early redemption of the debt securities of that series;

•	change the currency in which any amount in respect of the debt securities of that series is payable or the place or places in which such payment is to be made;

•

permit early redemption of the debt securities of that series or, if early redemption is already permitted, shorten the period during which Panama is not permitted to redeem the debt securities of that series;

•	change Panama’s obligation to pay any additional amounts under the debt securities of that series;

•	change the definition of “outstanding” with respect to the debt securities of that series;

•	change the governing law provision of the debt securities of that series;

•

change Panama’s appointment of an agent for the service of process or Panama’s agreement not to claim and to waive irrevocably immunity (sovereign or otherwise) in respect of any suit, action or proceeding arising out of or relating to the fiscal agency agreement or to the debt securities of that series;

•	change the status of the debt securities of that series, as described under the heading “Debt Securities — Status of the Debt Securities” above;

•	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

•	reduce the proportion of the principal amount of the debt securities of that series that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Panama refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding debt securities) agrees to the change.

If both Panama and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

•	adding to the covenants of Panama;

•	surrendering any right or power conferred upon Panama;

•	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

•	curing any ambiguity or curing, correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

•

amending the fiscal agency agreement or the debt securities of that series in any manner which Panama and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by or on behalf of Panama or any political subdivision or instrumentality of Panama will be disregarded and deemed not to be “outstanding.”

Except as specifically set forth in this prospectus, the other terms set forth under “Debt Securities – Meetings and Amendments”, including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Collective Action Securities.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Panamanian law, Panama may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Panama may also consolidate the additional debt securities to form a single series with the outstanding debt securities of that series.

WARRANTS

Panama may issue warrants or other similar securities, either separately or together with debt securities, that would entitle the holder to purchase debt securities or obligate Panama to repurchase or exchange debt securities. If Panama issues any warrants, each issue of warrants will be issued under a warrant agreement between Panama and a bank or trust company, as warrant agent. The terms of any warrant agreement related to the issue of warrants and the specific terms of the issue of warrants will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants or other similar securities will describe the following terms:

•	the terms listed under the heading “Debt Securities” above as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;

•	the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price of those debt securities;

•	the amount and type of debt securities that you may obligate Panama to purchase or exchange if you exercise your warrants or other securities and the purchase price for those debt securities;

•	the procedures you must follow and the conditions you must satisfy to exercise your warrants or other securities;

•	the dates on which your right to exercise your warrants or other securities begins and expires;

•	the conditions, if any, under which Panama may cancel or terminate your warrants or other securities;

•	whether and when your warrants or other securities and any debt securities issued together with your warrants or other securities may be sold or transferred separately;

•

whether the certificates that represent the warrants or other securities will be issued in registered or bearer form, whether they will be exchangeable as between such forms and, if issued in registered form, whether the warrants or other securities can be transferred and registered;

•	any special United States federal income tax considerations applicable to the issuance of your warrants or other securities; and

•	any other terms of such warrants or other securities.

GOVERNING LAW

The fiscal agency agreement, any warrant agreement, the debt securities and any warrants will be governed by and interpreted in accordance with the laws of the State of New York, without regard to any conflicts of laws principles that would require the application of the laws of a jurisdiction other than the State of New York; provided, however, that the laws of Panama will govern all matters concerning authorization and execution of all agreements and securities by Panama.

JURISDICTION AND ENFORCEMENT

Panama is a foreign sovereign state. Consequently, your ability to sue Panama may be limited. Panama will irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court in New York City in any related proceeding (i.e., any suit, action or proceeding arising out of or relating to the debt securities or the warrants or other similar securities) and Panama will irrevocably agree that all claims in respect of any related proceeding may be heard and determined in such New York State or federal court.

Panama will appoint and will agree to maintain the person acting as or discharging the function of Consul General of the Republic of Panama in New York City as its process agent to receive, on behalf of Panama and its property, service of copies of the summons and complaint and any other process which may be served in any related proceedings. The address of the office of the process agent is:

1212 Avenue of the Americas

6th Floor

New York, New York 10036

Panama will irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any related proceeding and any objection to any related proceeding on the grounds of venue, residence or domicile.

To the extent that Panama has or may acquire any immunity from jurisdiction of the courts or from any legal process in the courts, Panama will irrevocably agree not to claim and will irrevocably waive any immunity in respect of any related proceeding. Panama will agree that these waivers shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States.

Notwithstanding the foregoing, the execution on or attachment of revenues, assets and property of Panama located in Panama through the Panamanian courts, both prior to and post-judgment, shall be subject to the provisions of Articles 1047, 1048, 1650 (#14) and 1939 of the Judicial Code of the Republic of Panama.

Moreover, Panama has not consented to service or waived sovereign immunity with respect to actions brought against it under United States federal securities laws or any State securities laws. In the absence of a waiver of immunity by Panama with respect to these actions, it would not be possible to obtain a judgment in such an action brought against Panama in a court in the United States unless the court were to determine that Panama is not entitled under the Foreign Sovereign Immunities Act to sovereign immunity with respect to such action. Further, even if a United States judgment could be obtained in such an action, it may not be possible to enforce in Panama a judgment based on such a United States judgment. Execution upon property of Panama located in the United States to enforce a United States judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

PLAN OF DISTRIBUTION

Panama or the selling securityholder may sell any combination of the debt securities and/or warrants or other similar securities in any of the following ways:

•	through underwriters or dealers;

•	directly by Panama or the selling securityholder to one or more purchasers, through a specific bidding or auction process or otherwise;

•	through agents;

•	through a combination of any such methods of sale; or

•	through any other methods described in a prospectus supplement.

In addition, the manner in which Panama may sell some or all of the debt securities and/or warrants covered by this prospectus and the manner in which the selling securityholder may sell their debt securities and/or warrants, include through:

•	a block trade in which a broker-dealer will attempt to sell as agent but may position or resell a portion of the block as principal in order to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; and

•	privately negotiated transactions.

In addition, the selling securityholder also may sell their debt securities and/or warrants in accordance with Rule 144 or other exemptions available under the United States Securities Act of 1933, rather than under this prospectus

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities of that series;

•	the net proceeds to Panama from the sale of the securities;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

If underwriters are used in the sale of securities, the underwriters will acquire these securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Panama or the selling securityholder may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Panama or the selling securityholder may also sell securities of any series directly to the public or through agents designated by Panama or the selling securityholder from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

In compliance with FINRA guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Panama or the selling securityholder may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Panama under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Panama may offer the securities of any series to present holders of other securities of Panama as consideration for the purchase or exchange by Panama of other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Panama or the selling securityholder may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Panama or the selling securityholder in the ordinary course of business.

SELLING SECURITYHOLDER

The Fiduciary Fund is a trust formed under the laws of the Republic of Panama, and was created pursuant to Law No. 20 (as published in the Official Gazette on May 17, 1995), as amended, to provide funding for projects in the public sector deemed to be of social benefit to the Republic of Panama. The Ministry of Economy and Finance acts as settlor for the Fiduciary Fund and Banco Nacional de Panamá acts as its trustee. The Republic of Panama is the final beneficiary. At present the Fiduciary Fund maintains its assets primarily in marketable securities meeting established investment guidelines.

At October 31, 2009, the selling securityholder beneficially owned $902,217,000 aggregate principal amount of debt securities of the Republic of Panamas that it acquired from time to time between 2000 and 2008 in the secondary market.

VALIDITY OF THE SECURITIES

The validity of the debt securities and warrants or other similar securities will be passed upon for Panama by the Procurador de la Administración of Panama, or by a duly authorized attorney of the Procuraduría de la Administración and by Arnold & Porter LLP, United States counsel to Panama, and for the underwriters, if any, by United States counsel and Panamanian counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Panamanian law, Arnold & Porter LLP may rely on the opinion of the Procurador de la Administración. As to all matters of United States law, the Procurador de la Administración may rely on the opinion of Arnold & Porter LLP. Certain statements with respect to matters of Panamanian law in this prospectus have been passed upon by the Procurador de la Administración, and are made upon his authority.

OFFICIAL STATEMENTS

Information included in this prospectus which is identified as being derived from a publication of, or supplied by, Panama or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Panama. All other information in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Economy and Finance of Panama.

AUTHORIZED REPRESENTATIVE

The authorized representative of Panama in the United States of America is the Ambassador of Panama to the United States of America, whose address is:

Embassy of Panama

2862 McGill Terrace, N.W.

Washington, D.C. 20008

GLOSSARY

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Indebtedness” means any payment obligations (whether pursuant to a guarantee or otherwise), including any contingent liability, for borrowed money or arising from bonds, debentures, notes or similar instruments.

“Interoceanic Region Assets” means real property and properties reverting to Panama pursuant to the Panama Canal Treaty between Panama and the United States, dated September 7, 1977.

“Lien” means any lien, pledge, mortgage, security interest, deed of trust, charge or other encumbrance or preferential arrangement which has the practical effect of constituting a security interest with respect to the payment of any obligations with or from revenues or the proceeds of any asset of any kind whether in effect on the date the fiscal agency agreement becomes effective or at any time thereafter.

“Public External Indebtedness” means any Public Indebtedness which is not issued pursuant to agreements or evidenced by instruments that submit the resolution of all disputes arising thereunder to the exclusive jurisdiction of the courts of Panama.

“Public Indebtedness” means any Indebtedness of, or guaranteed by, Panama which:

•	is publicly offered or privately placed in securities markets;

•	is in the form of, or represented by, bonds, notes or other securities or any guarantees thereof;

•

is, or was intended at the time of issue to be, quoted, listed or traded on any stock exchange, automated trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, securities eligible for sale pursuant to Rule 144A under the United States Securities Act of 1933 (or any successor law or regulation of similar effect)); and

•

has an original maturity of more than one year or is combined with a commitment so that the original maturity of one year or less may be extended at the option of Panama to a period in excess of one year.

THE ISSUER

The Republic of Panama

Ministerio de Economía y Finanzas

Dirección de Crédito Público

Vía España y Calle 52

Edificio Ogawa, Piso 4

Apartado 2694, Zona 3

Panama, Republic of Panama

UNDERWRITERS

Credit Suisse Securities (USA) LLC 11 Madison Avenue	Merrill Lynch, Pierce, Fenner & Smith Incorporated
New York, New York 10010 United States	One Bryant Park New York, New York 10036 United States

LEGAL ADVISORS

To Panama as to U.S. law:	To the underwriter as to U.S. law:
Arnold & Porter LLP	Sullivan & Cromwell LLP
399 Park Avenue New York, New York 10022 United States	125 Broad Street New York, New York 10004 United States

To Panama as to Panamanian law:	To the underwriter as to Panamanian law:
Lic. Oscar Ceville Procurador de la Administración Apartado Postal 10288 Panama 4, Republic of Panama	Morgan & Morgan 53E Street, Marbella P.O. Box 0832-00232 Panama, Republic of Panama

LISTING AGENT	FISCAL AGENT	LUXEMBOURG PAYING AGENT AND TRANSFER AGENT

The Bank of New York Mellon (Luxembourg) S.A. 2-4 rue Eugène Ruppert Vertigo Building-Polaris L-2453 Luxembourg Luxembourg	The Bank of New York Mellon 101 Barclay Street 4th Floor East New York, New York 10286 United States	The Bank of New York Mellon (Luxembourg) S.A. 2-4 rue Eugène Ruppert Vertigo Building - Polaris L-2453 Luxembourg Luxembourg